LETTER OF CREDIT

AND REIMBURSEMENT AGREEMENT

Dated as of December 16, 2005

among

FIRSTENERGY NUCLEAR GENERATION CORP.,

and

THE PARTICIPATING BANKS

LISTED ON THE SIGNATURE PAGES HERETO

and

BARCLAYS BANK PLC,

acting through its New York Branch,

as Fronting Bank and Administrative Agent

relating to

$99,100,000

State of Ohio

Pollution Control Revenue Refunding Bonds, Series 2005-A

(FirstEnergy Nuclear Generation Corp. Project)

TABLE OF CONTENTS

Page
PRELIMINARY STATEMENTS	1

ARTICLE I

DEFINITIONS

SECTION 1.01.	Certain Defined Terms	2
SECTION 1.02.	Computation of Time Periods	13
SECTION 1.03.	Accounting Terms	13
SECTION 1.04.	Internal references	13

ARTICLE II

AMOUNT AND TERMS OF THE LETTER OF CREDIT

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01.	Conditions Precedent to Issuance of the Letter of Credit	23
SECTION 3.01.	Additional Conditions Precedent to Issuance of the Letter of Credit and Amendment of the Letter of Credit	25
SECTION 3.01.	Conditions Precedent to Each Tender Advance	26

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Page
SECTION 4.01.	Representations and Warranties of the Company	27

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01.	Affirmative Covenants	31
SECTION 5.02.	Negative Covenants	36

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.	Events of Default	41
SECTION 6.02.	Upon an Event of Default	44

ARTICLE VII

[RESERVED]

ARTICLE VIII

ARTICLE IX

MISCELLANEOUS

iii

SCHEDULES
Schedule I	-	Commitments, Commitment Percentages and Applicable Booking Offices
Schedule 5.02(i)	-	Existing Investments and Guarantees
EXHIBITS
Exhibit A	-	Form of Letter of Credit
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Custodian Agreement
Exhibit D	-	Form of Opinion of Gary D. Benz, Esq., Counsel to FirstEnergy and the Company
Exhibit E	-	Form of Opinion of Akin Gump Strauss Hauer & Feld LLP, special New York counsel to FirstEnergy and the Company
Exhibit F	-	Form of Opinions of Sidley Austin Brown & Wood LLP, special New York counsel to the Fronting Bank
Exhibit G	-	Form of Opinion of Lovells, special English counsel to the Fronting Bank
Exhibit H	-	Form of Guaranty Agreement

iv

LETTER OF CREDIT AND
REIMBURSEMENT AGREEMENT

LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT, dated as of December 16, 2005 among:

(i)	FIRSTENERGY NUCLEAR GENERATION CORP., an Ohio corporation (the “Company”);

(ii)	the participating banks listed on the signature pages hereto (the “Banks”); and

(iii)
BARCLAYS BANK PLC, a banking corporation organized under the laws of England and Wales, acting through its New York Branch (“Barclays”), as Fronting Bank and Administrative Agent (in such capacities, together with its successors and permitted assigns in such capacities, respectively, the “Fronting Bank” and the “Administrative Agent”).

PRELIMINARY STATEMENTS

(1) The Ohio Water Development Authority (the “Issuer”) has caused to be issued, sold and delivered, pursuant to a Trust Indenture, dated as of December 1, 2005 (as amended from time to time in accordance with the terms thereof and hereof, the “Indenture”), between the Issuer and J.P. Morgan Trust Company, National Association, as trustee (such entity, or its successor as trustee, being the “Trustee”), $99,100,000 original aggregate principal amount of State of Ohio Pollution Control Revenue Refunding Bonds, Series 2005-A (FirstEnergy Nuclear Generation Corp. Project) (the “Bonds”) to various purchasers.

(2) The Company has requested that the Fronting Bank issue and the Fronting Bank agrees to issue, on the terms and conditions set forth in this Agreement, its Irrevocable Transferable Letter of Credit No. SB00421, to be dated on or before December 16, 2005, in favor of the Trustee in the stated amount of $100,077,425, a form of which is attached hereto as Exhibit A (such letter of credit, as it may from time to time be extended or amended pursuant to the terms of this Agreement (as defined below), the “Letter of Credit”), of which (i) $99,100,000 shall support the payment of principal of the Bonds, and (ii) $977,425 shall support the payment of up to 36 days’ interest on the principal amount of the Bonds computed at a maximum rate of 10.0% per annum (calculated on the basis of a year of 365 days for the actual days elapsed).

NOW, THEREFORE, in consideration of the premises and in order to induce the Fronting Bank to issue the Letter of Credit and the Banks to participate in the Letter of Credit and to make demand loans and Tender Advances (as defined below) as provided herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms.   As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceleration Drawing” means a drawing under the Letter of Credit resulting from the presentation of a certificate in the form of Exhibit 1 to the Letter of Credit.

“Administrative Agent” has the meaning assigned to that term in the preamble hereto.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Agreement” means this Letter of Credit and Reimbursement Agreement as it may be amended, supplemented or otherwise modified in accordance with the terms hereof at any time and from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Base Rate for such day and (ii) the sum of the Federal Funds Rate for such day plus 0.50% per annum.

“Applicable Booking Office” means, with respect to each Bank, the office of such Bank specified as such opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Bank, or such other office of such Bank as such Bank may from time to time specify to the Company and the Administrative Agent.

“Applicable Margin for Alternate Base Rate” means, on any date, the applicable rate per annum determined pursuant to the Pricing Grid.

“Applicable Commitment Rate” means, on any date, the applicable rate per annum determined pursuant to the Pricing Grid.

“Applicable Law” means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses, and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal (including, without limitation, those pertaining to health, safety, the environment or otherwise).

“Applicable LC Fee Rate” means, on any date, the applicable rate per annum determined pursuant to the Pricing Grid; provided that such rate shall be increased by 2.0% per annum upon the occurrence and during the continuance of an Event of Default.

“Available Amount” in effect at any time means the maximum amount available to be drawn at such time under the Letter of Credit, the determination of such maximum amount to assume compliance with all conditions for drawing and no reduction for any amount drawn by the Trustee in order to make a regularly scheduled payment of interest on the Bonds (unless such amount is not reinstated under the Letter of Credit).

“Bankruptcy Code” means Title 11 of the United States Code, as now constituted or hereafter amended.

“Banks” has the meaning assigned to that term in the preamble hereto, and includes their respective successors and permitted assigns.

“Barclays” has the meaning assigned to that term in the preamble hereto.

“Base Rate” means the rate of interest announced publicly by the Administrative Agent in New York, New York, from time to time, as its base rate. The Base Rate shall change concurrently with each change in such base rate.

“Bonds” has the meaning assigned to that term in the Preliminary Statements hereto.

“Business Day” means any day other than (i) a Saturday or Sunday or legal holiday or day on which banking institutions in the city or cities in which the “Designated Office” (as defined in the Indenture) of the Trustee, the Tender Agent or the Paying Agent or the office of the Fronting Bank which will honor draws upon the Letter of Credit, are located are authorized by law or executive order to close or (ii) a day on which the New York Stock Exchange, the Company or the Remarketing Agent is closed.

“Cancellation Date” has the meaning assigned to that term in the Letter of Credit.

“Capital Adequacy Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by the Fronting Bank or any Bank or any Applicable Booking Office or any corporation controlling the Fronting Bank or such Bank.

“Capital Lease” means any lease which is capitalized on the books of the lessee in accordance with GAAP, consistently applied. The term “Capital Lease” shall not include any operating leases that, under GAAP, are not so capitalized.

“Cash and Cash Equivalents” means (i) cash on hand; (ii) demand deposits maintained in the United States or any other country with any commercial bank, trust company, savings and loan association, savings bank or other financial institution; (iii) time deposits maintained in the United States or any other country with, or certificates of deposit having a maturity of one year or less issued by, any commercial bank, securities dealer, trust company, savings and loan association, savings bank or other financial institution; (iv) direct obligations of, or unconditionally guaranteed by, the United States or any agency thereof and having a maturity of one year or less; and (v) commercial paper having a maturity of one year or less.

“Change in Control (Company)” means the occurrence of either of the following: (i) any entity, person (within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than FES, which theretofore was beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of less than 20% of the Company’s then outstanding common stock either (x) acquires shares of common stock of the Company in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 20% or more of the outstanding common stock of the Company, other than solely as a result of such entity, person or group having acquired beneficial ownership of 20% or more of the outstanding common stock of FirstEnergy, or (y) acquires, by proxy or otherwise, the right to vote for the election of directors, for any merger, combination or consolidation of the Company or any of its direct or indirect subsidiaries, or, for any other matter or question, more than 20% of the then outstanding voting securities of the Company; or (ii) at any time prior to the Cancellation Date when FirstEnergy is not the sole legal and beneficial owner, directly or indirectly, of the outstanding capital stock of the Company, the election or appointment of persons to the Company’s board of directors who were not directors of the Company on the date hereof, and whose election or appointment was not approved by a majority of those persons who were directors at the beginning of such period, where such newly elected or appointed directors constitute 20% or more of the directors of the board of directors of the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable regulations thereunder.

“Commitment” means, as to any Bank, the obligation of such Bank to make Tender Advances and participate in the Letter of Credit in an aggregate principal amount and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule I hereto (as such amount may be amended in connection with an assignment pursuant to Section 9.09). “Commitments” means the total of the Banks’ Commitments hereunder.

“Commitment Percentage” means, as to any Bank, the percentage of the aggregate Commitments constituted by such Bank’s Commitment.

“Company” has the meaning assigned to that term in the preamble hereto.

“Consolidated Debt” means, with respect to any applicable Credit Party at any date of determination the aggregate Debt of such Credit Party and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP, but shall not include (i) Nonrecourse Debt of such Credit Party and any of its Subsidiaries, (ii) the aggregate principal amount of Trust Preferred Securities of such Credit Party and its Consolidated Subsidiaries, (iii) obligations under leases that shall have been or should be, in accordance with GAAP, recorded as operating leases in respect of which such Credit Party or any of its Consolidated Subsidiaries is liable as a lessee, and (iv) the aggregate principal amount of Stranded Cost Securitization Bonds of such Credit Party and its Consolidated Subsidiaries.

“Consolidated Subsidiary” means, as to any Person, any Subsidiary of such Person the accounts of which are or are required to be consolidated with the accounts of such Person in accordance with GAAP.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with FirstEnergy and its Subsidiaries, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Conversion Date” means the effective date for conversion to an Interest Rate Mode for an Interest Period ending on the maturity date of the Bonds as such date is specified in the certificate of the Trustee in the form of Exhibit 6 to the Letter of Credit.

“Credit Documents” means this Agreement, the Guaranty Agreements and any and all other instruments and documents (including, without limitation, any fee letter) executed and delivered in connection with any of the foregoing.

“Credit Party” means each of the Company, FirstEnergy and FES.

“Custodian” means J.P. Morgan Trust Company, National Association, in its capacity as Custodian under the Custodian Agreement, together with its successors and assigns in such capacity.

“Custodian Agreement” means the Custodian and Pledge Agreement of even date herewith among the Company, the Fronting Bank and the Custodian, substantially in the form of Exhibit C attached hereto.

“Date of Issuance” means the date of issuance of the Letter of Credit.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, or for the deferred purchase price of property or services, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations under leases that shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (v) liabilities in respect of unfunded vested benefits under Plans, (vi) withdrawal liability incurred under ERISA by such Person or any of its affiliates to any Multiemployer Plan, (vii) reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers acceptances, surety or other bonds and similar instruments, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person and (ix) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above.

“Debt to Capitalization Ratio” means the ratio of Consolidated Debt of the applicable Credit Party to Total Capitalization of such Credit Party.

“Default” means any event or condition that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” means a fluctuating interest rate equal to (i) in the case of any amount of overdue principal with respect to any Tender Advance, 2% per annum above the interest rate required to be paid on such Tender Advance immediately prior to the date on which the Default Rate becomes effective with respect thereto, and (ii) in all other cases, 2% per annum above the Alternate Base Rate in effect from time to time.

“Disclosure Documents” means FirstEnergy’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2004, as amended, FirstEnergy’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for the quarters ending March 31, 2005, June 30, 2005 and September 30, 2005, and FirstEnergy’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on or before December 15, 2005.

“Environmental Laws” means any federal, state or local laws, ordinances or codes, rules, orders, or regulations relating to pollution or protection of the environment, including, without limitation, laws relating to hazardous substances, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” has the meaning assigned to that term in Section 6.01.

“Federal Funds Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve system arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York City time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“FES” means FirstEnergy Solutions Corp., an Ohio corporation and a wholly-owned Subsidiary of FirstEnergy.

“FES Guaranty Agreement” means that certain Guaranty by FES, in substantially the form of Exhibit H hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time; provided that the effectiveness of the FES Guaranty Agreement shall be conditioned upon the Administrative Agent’s receipt of (i) a certificate signed by a duly authorized officer of FES confirming that the conditions set forth in Section 3.02 shall be true and correct as of the effective date of the FES Guaranty Agreement and (ii) documents, certificates and opinion letters consistent with those delivered on the date of this Agreement with respect to FirstEnergy as to the corporate power and authority of FES to execute, deliver and perform its obligations under the FES Guaranty Agreement.

“FirstEnergy” means FirstEnergy Corp., an Ohio corporation and the holder, directly or indirectly, of all of the common shares of FES and the Company on the date hereof, or any successor thereto.

“FirstEnergy Guaranty Agreement” means that certain Guaranty, dated as of December 16, 2005, by FirstEnergy, in substantially the form of Exhibit H hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“First Mortgage Bonds” means first mortgage bonds at any time issued by the Company pursuant to a First Mortgage Bond Indenture.

“First Mortgage Bond Indenture” means, with respect to any Significant Subsidiary, an indenture or similar instrument pursuant to which such Person may issue bonds, notes or similar instruments secured by a lien on all or substantially all of such Person’s fixed assets, as amended and supplemented by various supplemental indentures, and as the same may be further amended, modified or supplemented after the date hereof in accordance with the terms hereof.

“Fixed Assets” means, with respect to any Person, at any time, total net plant, including construction work in progress, as reported by such Person on its most recent consolidated balance sheet.

“Fronting Bank” has the meaning assigned to that term in the preamble hereto.

“GAAP” means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable from time to time.

“Governmental Action” means all authorizations, consents, approvals, waivers, exceptions, variances, orders, licenses, exemptions, publications, filings, notices to and declarations of or with any Governmental Authority, other than routine reporting requirements the failure to comply with which will not affect the validity or enforceability of any Credit Document or any Related Documents or have a material adverse effect on the transactions contemplated by any Credit Document or any Related Document.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including in any event any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Debt or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning correlative thereto.

“Guarantor” means each of FirstEnergy and, from and after the effective date of the FES Guaranty Agreement, FES.

“Guaranty Agreements” means each of the FirstEnergy Guaranty Agreement and the FES Guaranty Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Indenture” has the meaning assigned to that term in the Preliminary Statements hereto.

“Interest Period” has the meaning assigned to that term in the Indenture.

“Interest Rate Mode” has the meaning assigned to that term in the Indenture.

“Issuer” has the meaning assigned to that term in the Preliminary Statements hereto.

“Letter of Credit” has the meaning assigned to that term in the Preliminary Statements hereto.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement and the other Credit Documents, a Person or any of its Subsidiaries shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Agreement” has the meaning assigned to the term “Agreement” in the Indenture.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of any Guarantor and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform its obligations under any Credit Document or any Related Document or (c) the validity or enforceability of any Credit Document for any Related Document or the rights or remedies of the Administrative Agent, the Fronting Bank or the Banks hereunder or thereunder.

“Notes” means any bonds, notes or similar instruments (unsecured other than by First Mortgage Bonds) issued by the Company in exchange for cash in any publicly-registered offering, private placement, or other offering exempt from registration under Federal and state securities laws, but excluding any notes issued by the Company in connection with any revolving credit facility, term loan facility, letter of credit reimbursement agreement or other bank credit facility of the Company.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Nonrecourse Debt” means any Debt that finances the acquisition, development, ownership or operation of an asset in respect of which the Person to which such Debt is owed has no recourse whatsoever to FirstEnergy or any of its Affiliates other than:

(i) recourse to the named obligor with respect to such Debt (the “Debtor”) for amounts limited to the cash flow or net cash flow (other than historic cash flow) from the asset; and

(ii) recourse to the Debtor for the purpose only of enabling amounts to be claimed in respect of such Debt in an enforcement of any security interest or lien given by the Debtor over the asset or the income, cash flow or other proceeds deriving from the asset (or given by any shareholder or the like in the Debtor over its shares or like interest in the capital of the Debtor) to secure the Debt, but only if the extent of the recourse to the Debtor is limited solely to the amount of any recoveries made on any such enforcement; and

(iii) recourse to the Debtor generally or indirectly to any Affiliate of the Debtor, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for a breach of an obligation (other than a payment obligation or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the Person against which such recourse is available.

 “Obligations” means the Tender Advances, fees relating to the Letter of Credit, any and all obligations of the Company to reimburse the Banks for any drawings under the Letter of Credit, all accrued and unpaid commitment fees and all other obligations of the Credit Parties to the Banks arising under or in relation to this Agreement and the Letter of Credit or any other Credit Document.

“Official Statement” means the Official Statement, dated December [__], 2005 relating to the Bonds, together with any supplements or amendments thereto and all documents incorporated therein (or in any such supplements or amendments) by reference.

“Organizational Documents” shall mean, as applicable to any Person, the charter, code of regulations, articles of incorporation, by-laws, certificate of formation, operating agreement, certificate of partnership, partnership agreement, certificate of limited partnership, limited partnership agreement or other constitutive documents of such Person.

“Paying Agent” has the meaning assigned to that term in the Indenture.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Investments” means (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent that such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof, (ii) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s, (iii) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has combined capital and surplus and undivided profits of not less than $500,000,000, and (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) of this definition and entered into with a financial institution satisfying the criteria described in clause (iii) of this definition.

“Permitted Liens” has the meaning assigned to that term in Section 5.02(a).

“Person” means an individual, partnership, corporation (including, without limitation, a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means, at any time, an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Pledged Bonds” means the Bonds purchased with moneys received under the Letter of Credit in connection with a Tender Drawing and owned or held by the Company or an affiliate of the Company or by the Trustee and pledged to the Fronting Bank on behalf of the Banks pursuant to the Custodian Agreement.

“Pricing Grid” means the pricing grid attached hereto as Annex 1.

“PUCO” means The Public Utilities Commission of Ohio or any successor thereto.

“Purchase Agreement” means the Bond Purchase Agreement dated December 15, 2005, between the Issuer and the “Underwriters” identified therein.

“Reference Rating” has the meaning assigned to that term on Annex 1 hereto.

“Related Documents” means the Bonds, the Indenture, the Loan Agreement, the Remarketing Agreement and the Custodian Agreement.

“Remarketing Agent” has the meaning assigned to that term in the Indenture.

“Remarketing Agreement” means any agreement or other arrangement pursuant to which a Remarketing Agent has agreed to act as such pursuant to the Indenture.

“Required Banks” means Banks whose aggregate Commitment Percentages are greater than 50% at such time.

“Restricted Payment” means any dividend or other distribution by the Company or any of its Subsidiaries (whether in cash, securities or other property) with respect to any ownership interest or shares of any class of equity securities of the Company or any such Subsidiary, or any payment (whether in cash, securities or other property), including, without limitation, any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such interest or shares or any option, warrant or other right to acquire any such interest or shares.

“Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Significant Subsidiaries” means (i) the Company, (ii) each regulated energy Subsidiary of FirstEnergy, including, but not limited to, Ohio Edison Company, Pennsylvania Power Company, The Cleveland Electric Illuminating Company, The Toledo Edison Company, Jersey Central Power & Light Company, Metropolitan Edison Company and Pennsylvania Electric Company, and any successor to any of them, (iii) FES and American Transmission Systems, Incorporated, and (iv) each other Subsidiary of FirstEnergy the annual revenues of which exceed $100,000,000 or the total assets of which exceed $50,000,000.

“Stated Expiration Date” has the meaning assigned to that term in the Letter of Credit.

“Stranded Cost Securitization Bonds” means any instruments, pass-through certificates, notes, debentures, certificates of participation, bonds, certificates of beneficial interest or other evidences of indebtedness or instruments evidencing a beneficial interest that are secured by or otherwise payable from non-bypassable cent per kilowatt hour charges authorized pursuant to an order of a state commission regulating public utilities to be applied and invoiced to customers of such utility. The charges so applied and invoiced must be deducted and stated separately from the other charges invoiced by such utility against its customers.

“Subsidiary” means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether at the time capital stock (or comparable interest) of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by said Person (whether directly or through one of more other Subsidiaries). In the case of an unincorporated entity, a Person shall be deemed to have more than 50% of interests having ordinary voting power only if such Person’s vote in respect of such interests comprises more than 50% of the total voting power of all such interests in the unincorporated entity.

“Tender Advance” has the meaning assigned to that term in Section 2.05(a).

“Tender Agent” has the meaning assigned to that term in the Indenture.

“Tender Drawing” means a drawing under the Letter of Credit resulting from the presentation of a certificate in the form of Exhibit 2 to the Letter of Credit.

“Termination Event” means (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a) (2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Total Capitalization” means, with respect to the applicable Credit Party at any date of determination the sum, without duplication, of (i) Consolidated Debt of such Credit Party, (ii) consolidated equity of the common stockholders of such Credit Party and its Consolidated Subsidiaries, (iii) consolidated equity of the preference stockholders of such Credit Party and its Consolidated Subsidiaries, and (iv) the aggregate principal amount of Trust Preferred Securities of such Credit Party and its Consolidated Subsidiaries.

“Transition Plan Order” means the Opinion and Order of The Public Utilities Commission of Ohio in Case Nos. 99 1212 EL ETP, 99 1213 EL ATA and 99 1214 EL AAM, entered July 19, 2000, as amended and supplemented by the Opinion and Order in Case No. 03-2144-EL-ATA, entered June 9, 2004.

“Trustee” has the meaning assigned to that term in the Preliminary Statements hereto.

“Trust Preferred Securities” means (i) the issued and outstanding preferred securities of Cleveland Electric Financing Trust I and (ii) any other securities, however denominated, (A) issued by FirstEnergy or any of its Consolidated Subsidiaries, (B) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption, (C) that are perpetual or mature no less than 30 years from the date of issuance, (D) the indebtedness issued in connection with which, including any guaranty, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty, and (E) the terms of which permit the deferral of the payment of interest or distributions thereon to a date occurring after the Stated Expiration Date.

“Underwriters” means the “Underwriters” identified in the Purchase Agreement.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

SECTION 1.02. Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, except as otherwise stated herein.

SECTION 1.04. Internal References. The words “herein”, “hereof’ and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement, and “Article”, “Section”, “subsection”, “paragraph”, “Exhibit”, “Schedule” and respective references are to this Agreement unless otherwise specified. References herein or in any Related Document to any agreement or other document shall, unless otherwise specified herein or therein, be deemed to be references to such agreement or document as it may be amended, modified or supplemented after the date hereof from time to time in accordance with the terms hereof or of such Related Document, as the case may be.

ARTICLE II

AMOUNT AND TERMS OF THE LETTER OF CREDIT

SECTION 2.01. The Letter of Credit. The Fronting Bank agrees, on the terms and conditions hereinafter set forth (including, without limitation, the satisfaction of the conditions set forth in Sections 3.01 and 3.02), to issue the Letter of Credit to the Trustee at or before 5:00 P.M. (New York City time) on December 16, 2005.

SECTION 2.02. Issuing the Letter of Credit; Termination. (a) The Letter of Credit shall be issued on at least one Business Day’s notice from the Company to the Fronting Bank specifying the Date of Issuance, which shall be a Business Day. On the Date of Issuance, upon fulfillment of the applicable conditions set forth in Article III, the Fronting Bank will issue the Letter of Credit to the Trustee and shall promptly notify the Banks thereof and provide them with a copy of the Letter of Credit.

(b) Any outstanding Tender Advances and all other unpaid Obligations shall be paid in full by the Company on the Cancellation Date. Notwithstanding the termination of this Agreement on the Cancellation Date, until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied and all financing arrangements among the Company and the Banks hereunder shall have been terminated, all of the rights and remedies under this Agreement shall survive.

(c) Provided that the Company shall have delivered notice thereof to the Administrative Agent not less than three Business Days prior to any proposed termination, the Company may terminate this Agreement (other than those provisions which expressly survive termination hereof) upon (i) payment in full of all outstanding Tender Advances, together with accrued and unpaid interest thereon and on the Letter of Credit, (ii) the cancellation and return of the Letter of Credit, (iii) the payment in full of all accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

SECTION 2.03. Commissions and Fees. (a) The Company hereby agrees to pay to the Administrative Agent, for the ratable account of the Banks, a commitment fee (the “Commitment Fee”) on the Commitments in effect from time to time (notwithstanding that the Date of Issuance has not occurred or that the applicable conditions set forth in Article III have not been satisfied) from the date hereof until the Date of Issuance, at a rate per annum equal to the Applicable Commitment Rate. The Commitment Fee shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on December 31, 2005, and on the Date of Issuance.

(b) The Company hereby agrees to pay to the Administrative Agent, for the ratable account of the Banks, a letter of credit fee (the “Letter of Credit Fee”) on the Available Amount in effect from time to time from the Date of Issuance until the Cancellation Date, at a rate per annum equal to the Applicable LC Fee Rate. The Letter of Credit Fee shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on December 31, 2005, and on the Cancellation Date.

(c) The Company hereby agrees to pay to the Administrative Agent and the Fronting Bank such further fees as are specified in the letter agreement, dated the date hereof, among the Company, the Administrative Agent and the Fronting Bank.

SECTION 2.04. Reimbursement On Demand. Except as otherwise specified in Section 2.05 (and provided that the conditions precedent specified therein have been fulfilled), each amount paid by the Fronting Bank under the Letter of Credit (including, without limitation, amounts in respect of any reinstatement of interest on the Bonds at the election of the Banks notwithstanding any failure by the Company to reimburse the Banks for any previous drawing to pay interest on the Bonds) shall constitute a demand loan made by the Banks to the Company on the date of such payment by the Fronting Bank under the Letter of Credit. The Company agrees to pay or cause to have paid to the Administrative Agent, for the account of the Banks, after the honoring by the Fronting Bank of any drawing under the Letter of Credit giving rise to such demand loan, each such demand loan no later than 5:00 P.M. (New York City time) on the date of its making. Any such demand loan (or any portion thereof) not so paid on such date shall bear interest, payable on demand, from the date of making of such demand loan until payment in full, at a fluctuating interest rate per annum equal to the Default Rate.

SECTION 2.05. Tender Advances; Interest Rates. (a) If the Fronting Bank shall make any payment under the Letter of Credit in response to a Tender Drawing and, on the date of such payment, the conditions precedent set forth in Section 3.03 shall have been fulfilled, that portion of such payment equal to the principal amount of the Bonds purchased with the proceeds of such Tender Drawing shall be deemed to constitute an advance made by the Banks to the Company on the date and in the amount of such principal amount (each such advance being a “Tender Advance”). Each Tender Advance shall bear interest as provided in Section 2.05(b), and the principal amount thereof and all interest thereon shall be due and payable on the earliest to occur of (i) the date that occurs 30 days after the date of such Tender Advance, (ii) the Cancellation Date, (iii) the date on which the Pledged Bonds are redeemed or cancelled pursuant to the Indenture, (iv) the date on which any Pledged Bonds are remarketed pursuant to the Indenture and (v) the date on which the Letter of Credit is replaced by a substitute letter of credit in accordance with the terms of the Indenture. To the extent that the Administrative Agent receives interest payable on account of any Pledged Bonds such interest received shall be applied and credited against accrued and unpaid interest on the Tender Advances that financed the Tender Drawing in respect of which such Pledged Bonds were purchased.

(b) The Company shall pay interest on the unpaid principal amount of each Tender Advance, from the date of such Tender Advance until the date such Tender Advance is due and payable, at a fluctuating interest rate per annum equal to the sum of (i) the Alternate Base Rate in effect from time to time plus (ii) the then Applicable Margin for Alternate Base Rate, payable on any date on which such Tender Advance is repaid, whether by acceleration or otherwise, and on the date such Tender Advance is due and payable as herein provided.

(c) Notwithstanding any provision to the contrary herein, the Company shall pay interest on all past-due amounts of principal and (to the fullest extent permitted by law) interest, costs, fees and expenses hereunder or under any other Credit Document, from the date when such amounts became due until paid in full, payable on demand, at the Default Rate in effect from time to time.

SECTION 2.06. Prepayments. (a) The Company may, upon at least one Business Day’s notice to the Administrative Agent, prepay without premium or penalty the outstanding amount of any Tender Advance in whole or in part with accrued interest to the date of such prepayment on the amount prepaid.

(b) Prior to or simultaneously with the receipt of proceeds related to the remarketing of Bonds purchased pursuant to one or more Tender Drawings, the Company shall directly, or through the Remarketing Agent, the Tender Agent or the Paying Agent on behalf of the Company, repay or prepay (as the case may be) the then-outstanding demand loans and Tender Advances (in the order in which they were made) by paying to the Administrative Agent for the pro rata share of the Banks an amount equal to the sum of (i) the aggregate principal amount of the Bonds remarketed plus (ii) all accrued interest on the principal amount of demand loans and/or Tender Advances so repaid or prepaid.

SECTION 2.07. Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interruption thereof, or the compliance of the Fronting Bank or any Bank therewith,

(i) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against letters of credit issued by, or assets held by, deposits in or for the account of, or credit extended by, the Fronting Bank or such Bank or any Applicable Booking Office, or

(ii) imposes any other condition the result of which is to increase the cost to the Fronting Bank or such Bank or any Applicable Booking Office of issuing or participating in the Letter of Credit or making, funding or maintaining loans or reduces any amount receivable by the Fronting Bank or such Bank or any Applicable Booking Office in connection with letters of credit or loans, or requires the Fronting Bank or such Bank or any Applicable Booking Office to make any payment calculated by reference to the amount of letters of credit or loans held or interest received by it, by an amount deemed material by the Fronting Bank or such Bank or any Applicable Booking Office, then, upon demand by the Fronting Bank or such Bank, the Company shall pay the Fronting Bank or such Bank that portion of such increased expense incurred or reduction in an amount received which the Fronting Bank or such Bank determines is attributable to issuing or participating in the Letter of Credit or making, funding and maintaining any demand loan hereunder, Tender Advance or its Commitment.

SECTION 2.08. Changes in Capital Adequacy Regulations. If the Fronting Bank or any Bank determines the amount of capital required or expected to be maintained by the Fronting Bank or such Bank, any Applicable Booking Office of the Fronting Bank or such Bank or any corporation controlling the Fronting Bank or such Bank is increased as a result of a Capital Adequacy Change, then, upon demand by the Fronting Bank or such Bank, the Company shall pay the Fronting Bank or such Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which the Fronting Bank or such Bank determines is attributable to this Agreement, the Letter of Credit, its Commitment, any demand loan hereunder, or any Tender Advance (or any participations therein or in the Letter of Credit) (after taking into account the Fronting Bank’s or such Bank’s policies as to capital adequacy).

SECTION 2.09. Payments and Computations. Other than payments made pursuant to Section 2.04, the Company shall make each payment hereunder not later than 12:00 noon (New York City time) on the day when due in lawful money of the United States of America to the Administrative Agent at its address referred to in Section 9.02 in same day funds. Computations of the Alternate Base Rate (when based on the Federal Funds Rate), the Default Rate (when based on the Federal Funds Rate) and fees under Section 2.03 shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed, and computations of the Alternate Base Rate (when based on the Base Rate) and the Default Rate (when based on the Base Rate) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) elapsed.

SECTION 2.10. Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

SECTION 2.11. Source of Funds. All payments made by the Fronting Bank and any Bank pursuant to the Letter of Credit shall be made from funds of the Fronting Bank and such Bank, respectively, and not from funds obtained from any other Person.

SECTION 2.12. Extension of the Stated Expiration Date. Unless the Letter of Credit shall have expired in accordance with its terms on the Cancellation Date, at least 90 but not more than 365 days before the Stated Expiration Date, the Company may request the Fronting Bank with the consent of all the Banks, by notice to the Administrative Agent in writing (each such request being irrevocable) to extend for one year the Stated Expiration Date. If the Company shall make such a request the Administrative Agent shall promptly notify the Banks thereof, and if the Fronting Bank and the Banks, in their sole discretion, elect to extend the Stated Expiration Date then in effect, the Administrative Agent shall deliver to the Company a notice (herein referred to as a “Notice of Extension”) designating the date to which the Stated Expiration Date will be extended and the conditions of such consent (including, without limitation, conditions relating to legal documentation and the consent of the Trustee). If all such conditions are satisfied and such extension of the Stated Expiration Date shall be effective (which effective date shall occur on the Business Day following the date of delivery by the Fronting Bank to the Trustee of an Extension Certificate (“Extension Certificate”) in the form of Exhibit 8 to the Letter of Credit designating the date to which the Stated Expiration Date will be extended), thereafter all references in any Credit Document to the Stated Expiration Date shall be deemed to be references to the date designated as such in such legal documentation and the most recent Extension Certificate delivered to the Trustee. Any date to which the Stated Expiration Date has been extended in accordance with this Section 2.12 may be extended in like manner. Failure of the Administrative Agent to deliver a Notice of Extension as herein provided within thirty (30) days of a request by the Company to extend such Stated Expiration Date shall constitute an election by the Fronting Bank and the Banks not to extend the Stated Expiration Date.

SECTION 2.13. Amendments Upon Extension. Upon any extension of a Stated Expiration Date pursuant to Section 2.12 of this Agreement, the Fronting Bank and the Banks reserve the right to renegotiate any provision hereof.

SECTION 2.14. Evidence of Debt. The Fronting Bank and each Bank shall maintain, in accordance with its usual practice, an account or accounts evidencing the indebtedness of the Company resulting from each drawing under the Letter of Credit, from each demand loan and from each Tender Advance made from time to time hereunder and the amounts of principal and interest payable and paid from time to time hereunder. In any legal action or proceeding in respect of this Agreement, the entries made in such account or accounts shall, in the absence of manifest error, be conclusive evidence of the existence and amounts of the Obligations of the Company therein recorded.

SECTION 2.15. Obligations Absolute. The payment obligations of the Company under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(a) any lack of validity or enforceability of the Letter of Credit, any Credit Document, any Related Document or any other agreement or instrument relating thereto;

(b) any amendment or waiver of or any consent to departure from all or any of any Credit Document or any Related Document;

(c) the existence of any claim, set-off, defense or other right which any Credit Party may have at any time against the Trustee or any other beneficiary, or any transferee, of the Letter of Credit (or any persons or entities for whom the Trustee, any such beneficiary or any such transferee may be acting), the Fronting Bank, or any other person or entity, whether in connection with any Credit Document, the transactions contemplated herein or therein or in the Related Documents, or any unrelated transaction;

(d) any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e) payment by the Fronting Bank under the Letter of Credit against presentation of a certificate which does not comply with the terms of the Letter of Credit; or

(f) any other circumstance or happening whatsoever, including, without limitation, any other circumstance which might otherwise constitute a defense available to or discharge of the Company, whether or not similar to any of the foregoing.

Nothing in this Section 2.15 is intended to limit any liability of the Fronting Bank pursuant to Section 9.06 in respect of its willful misconduct or gross negligence.

SECTION 2.16. Net of Taxes, Etc. (a) All payments made by the Company under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Administrative Agent, the Fronting Bank and each Bank, taxes imposed on its overall net income, and franchise taxes imposed on it by the jurisdiction under the laws of which the Administrative Agent, the Fronting Bank or such Bank (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its overall net income, and franchise taxes imposed on it by the jurisdiction of such Bank’s Applicable Booking Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes are required to be withheld from any amounts payable to the Administrative Agent, the Fronting Bank or any Bank hereunder, the amounts so payable to the Administrative Agent, the Fronting Bank or such Bank shall be increased to the extent necessary to yield to the Administrative Agent, the Fronting Bank or such Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Taxes are payable by the Company, as promptly as possible thereafter the Company shall send to the Administrative Agent for its own account or for the account of the Fronting Bank or such Bank, as the case may be, a certified copy of an original official receipt received by the Company showing payment thereof. If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Company shall indemnify the Administrative Agent, the Fronting Bank and the Banks for any incremental taxes, interest or penalties that may become payable by the Administrative Agent, the Fronting Bank or any Bank as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the obligations hereunder and all other amounts payable hereunder.

(b) Each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Company and the Administrative Agent on or before the latter of the date hereof and the date such Bank becomes a Bank two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be. Each such Bank also agrees to deliver to the Company and the Administrative Agent two further copies of said Form W-8BEN or W-8ECI or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form previously delivered expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company, and such extensions or renewals thereof as may reasonably be requested by the Company or the Administrative Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank so advises the Company and the Administrative Agent. Such Bank shall certify that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and that it is entitled to an exemption from United States backup withholding tax.

(c) If any Bank shall request compensation for costs pursuant to this Section 2.16, (i) such Bank shall make reasonable efforts (which shall not require such Bank to incur a loss or unreimbursed cost or otherwise suffer any disadvantage deemed by it to be significant) to make within 30 days an assignment of its rights and delegation and transfer of its obligations hereunder to another of its offices, branches or affiliates, if such assignment would reduce such costs in the future, (ii) the Company may with the consent of the Required Banks and the Fronting Bank, which consent shall not be unreasonably withheld, secure a substitute bank to replace such Bank, which substitute bank shall, upon execution of a counterpart of this Agreement and payment to such Bank of any and all amounts due under this Agreement, be deemed to be a Bank hereunder (any such substitution referred to in clause (ii) shall be accompanied by an amount equal to any loss or reasonable expense incurred by such Bank as a result of such substitution); provided that this Section 2.16(c) shall not be construed as limiting the liability of the Company to indemnify or reimburse such Bank for any costs or expenses the Company is required hereunder to indemnify or reimburse.

SECTION 2.17. Participation by Banks in Letter of Credit. (a) The Fronting Bank irrevocably agrees to grant and hereby grants, without recourse, to each Bank, and, to induce the Fronting Bank to issue the Letter of Credit hereunder, each Bank irrevocably agrees to accept and purchase and hereby accepts and purchases, without recourse, on the terms and conditions hereinafter stated, for such Bank’s own account and risk an undivided interest equal to such Bank’s Commitment Percentage in the Fronting Bank’s obligations and rights under the Letter of Credit and the amount of each drawing paid by the Fronting Bank thereunder.

(b)  Upon receipt of written notice of a drawing under the Letter of Credit, the Fronting Bank shall notify the Administrative Agent, who in turn shall notify each Bank promptly by telex, telecopier or telephone (such telephonic notice to be confirmed in writing) of such drawing under the Letter of Credit. In the event that such drawing is actually paid by the Fronting Bank and either (i) the Fronting Bank has not been reimbursed in full therefor by the Company by 5:00 p.m. (New York City time) on the day such drawing is paid by the Fronting Bank or (ii) the reimbursement obligation arising from such drawing is to be refinanced through a Tender Advance, the Administrative Agent shall notify promptly each Bank thereof. Upon receipt of such notice, each Bank shall make available to the Administrative Agent such Bank’s Commitment Percentage of the demand loans or the Tender Advances resulting from such drawing, in immediately available funds, by 12:00 noon (New York City time) on the next succeeding Business Day after the date of such notice. The Administrative Agent shall be deemed to have received a Bank’s payment at the time that a FedWire confirmation number with respect to the payment of such Bank is received by the Administrative Agent.

(c)   Upon receipt by the Administrative Agent of any payment of, or whenever the Administrative Agent makes an application of funds in respect of, the principal portion of any Obligations in respect of which a Bank has fulfilled its obligations hereunder, the Administrative Agent shall promptly pay over to such Bank, so long as such Bank is not in default of any of its obligations hereunder, in the same funds which the Administrative Agent receives in respect thereof, such Bank’s Commitment Percentage of the amount of such payment or application.

(d)   (i)   Upon receipt by the Administrative Agent of any payment of, or whenever the Administrative Agent makes an application of funds in respect of, the interest portion of any Obligations as to which a Bank has fulfilled its obligations hereunder, the Administrative Agent shall promptly pay over to such Bank, so long as such Bank is not in default of any of such Bank’s obligations hereunder, in the same funds which the Administrative Agent receives in respect thereof, such Bank’s Commitment Percentage of the amount of such payment or application; but subject to the provisions of clause (ii) of this Section 2.17(d).

(ii)  If a Bank does not make available to the Administrative Agent such Bank’s Commitment Percentage of any demand loan or Tender Advance on any date on which the related payment under the Letter of Credit is made by the Fronting Bank (a “Disbursement Date”), such Bank shall be required to pay interest to the Administrative Agent for the account of the Fronting Bank on its Commitment Percentage of such demand loan or Tender Advance at the Federal Funds Rate from such Disbursement Date until (but excluding) the date such amount is received by the Fronting Bank. If the Fronting Bank receives a Bank’s Commitment Percentage of any demand loan or Tender Advance on the related Disbursement Date or if the Fronting Bank receives interest on any late payment from such Bank in accordance with the provisions of the preceding sentence and such late payment is received within five Business Days of the related Disbursement Date such Bank shall receive interest on its pro rata share of such demand loan or Tender Advance in accordance with clause (i) of this Section 2.17(d) from such Disbursement Date. If the Fronting Bank does not receive a Bank’s Commitment Percentage of any demand loan or Tender Advance on the Disbursement Date therefor and does not receive interest on any such late payment together with such late payment within five Business Days from such Disbursement Date from such Bank in accordance with the provisions of this paragraph, such Bank shall receive interest on its Commitment Percentage of such demand loan or Tender Advance in accordance with clause (i) of this Section 2.17(d) only from the date, if any, on which such Bank’s payment is received by the Fronting Bank.

(e)  Upon receipt by the Administrative Agent of any payment of, or whenever the Administrative Agent makes an application of funds in respect of, the fees payable pursuant to Section 2.03(a) and (b) hereof (the “Shared Fees”), the Administrative Agent shall promptly pay over to each Bank, so long as such Bank is not in default of any of such Bank’s obligations hereunder, in the same funds which the Administrative Agent receives in respect thereof, such Bank’s pro rata share of the amount of such payment or application, which share shall be based on such Bank’s Commitment Percentage of the Shared Fees applicable.

(f)   Upon receipt by the Administrative Agent of any payment of, or whenever the Administrative Agent makes an application of funds in respect of, any amount owed to any Bank pursuant to Section 2.07, 2.08 or 2.16, the Administrative Agent shall promptly pay over to such Bank, so long as such Bank is not in default of any of such Bank’s obligations hereunder, in the same funds which the Administrative Agent receives in respect thereof, the amount of such payment or application.

(g)   Upon receipt by the Fronting Bank from time to time of any amount pursuant to the terms of any Related Document (other than pursuant to the terms of this Agreement), the Fronting Bank shall promptly deliver to the Administrative Agent any such amount. Upon receipt by the Administrative Agent of any such amount, the Administrative Agent shall distribute such amounts as follows:

First: To the Fronting Bank in an amount equal to any draw under the Letter of Credit not reimbursed in full by the Company or refinanced through a Tender Advance by the Banks pursuant to Section 2.17(b) hereof on the date of such distribution;

Second: To the Fronting Bank (for its own account), the Administrative Agent (for its own account) and the Banks, pro rata, in an amount equal to the commissions and fees due and payable hereunder to the Fronting Bank, the Administrative Agent and the Banks on the date of such distribution;

Third: To the Banks, pro rata, in an amount equal to the interest due and payable on any demand loan or Tender Advance outstanding hereunder on the date of such distribution;

Fourth: To the Banks, pro rata, in an amount equal to the principal due and payable to the Banks hereunder on the date of such distribution;

Fifth: To the Fronting Bank and the Administrative Agent, in an amount equal to any amount due and payable to the Fronting Bank and the Administrative Agent in their capacities as such pursuant to Section 9.07 hereof (or any similar provision in any other Credit Document) on the date of such distribution;

Sixth: To the Banks, pro rata, in an amount equal to any amount due and payable to the Banks pursuant to Section 9.07 hereof (or any similar provision in any other Credit Document) on the date of such distribution; and

Seventh:  To the Fronting Bank (for its own account), the Administrative Agent (for its own account) and the Banks, pro rata, for any other amounts not described above due and payable hereunder or under any other Credit Document to such Persons on the date of such distribution.

(h)  If all or any part of any payment made to the Administrative Agent with respect to the Obligations or hereunder and paid over by the Administrative Agent to any Bank pursuant to the terms hereof is thereafter recovered or returned from or by the Administrative Agent for any reason, then such Bank shall pay to the Administrative Agent such Bank’s pro rata share thereof (based upon the amount such Bank has received in respect thereof) upon the Administrative Agent’s demand therefor (together with interest thereon to the extent that the Administrative Agent is required to pay interest on the amount so recovered or returned).

(i)   Each Bank shall indemnify and hold harmless the Fronting Bank from and against any and all liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) resulting from any failure on such Bank’s part to provide, or from any delay  in providing, any payment required by such Bank under subsection (b) of this Section 2.17. If any Bank fails to make any payments under subsection (b) of this Section 2.17 within five Business Days of the due date therefor, then the Fronting Bank may acquire, or transfer to an assignee, in exchange for the unpaid sum or sums due from such Bank, such Bank’s unfunded portion of its Commitment Percentage of the Obligations and the Letter of Credit without, however, relieving such Bank from any liability for damages, costs and expenses suffered by the Fronting Bank as a result of such failure. The purchaser of any such interest (including the Fronting Bank) shall be deemed to have acquired an interest senior to such Bank’s remaining interest hereunder (if any), and accordingly, such purchaser shall be entitled to receive all subsequent payments allocable to such Bank’s interest hereunder which the Administrative Agent would otherwise have made to such Bank until such time as the purchaser shall have obtained recovery of the amount it paid for its interest, with interest at the Default Rate. After any such transfer, such Bank shall have no further obligations hereunder (except for any liability for damages, costs and expenses as aforesaid) and shall not be entitled to its Commitment Percentage of any fees or commissions accruing after the effective date of such transfer.

(j)   Each Bank hereby irrevocably authorizes the Fronting Bank to pay drawings under the Letter of Credit, and authorizes the Administrative Agent to receive from the Company payment of all fees, costs, expenses, charges, principal and interest and to take such action on such Bank’s behalf hereunder and the Related Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.

(k)   Each Bank hereby acknowledges and agrees that such Bank’s obligation to participate in the Letter of Credit and such Bank’s obligation to pay to the Administrative Agent on the dates specified herein amounts equal to such Bank’s Commitment Percentage of drawings paid by the Fronting Bank under the Letter of Credit, the Tender Advances and the demand loans made hereunder shall be at all times and in all events absolute, irrevocable and unconditional obligations, and that such obligations shall not be affected in any way by any intervening circumstances occurring after the payment of any drawing under the Letter of Credit or the making of any Tender Advances or demand loans including, without limitation:

(i)   the existence of any claim, set-off, defense or other right that any Credit Party may have against the Administrative Agent, the Fronting Bank, any Bank or any other party; or

(ii)   any certificate or any other document presented under the Letter of Credit proving to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect except in the case of the gross negligence or willful misconduct of the Fronting Bank; or

(iii)   any other act or omission to act of any kind by the Fronting Bank, the Administrative Agent or any Credit Party or any Person providing security or guarantees in connection with this Agreement, the Letter of Credit or any other Credit Document except in the case of the gross negligence or willful misconduct of the Fronting Bank; or

(iv)   the existence of any Event of Default, Default or other default hereunder; or

(v)   any change of any kind whatsoever in the financial position or creditworthiness of any Credit Party, any guarantor or any other Person.

(1)   Each Bank agrees to indemnify the Fronting Bank for such Bank’s Commitment Percentage of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against it in any way relating to or arising out of the Obligations, the Related Documents or the transactions contemplated hereby or thereby or the enforcement of any of the terms thereof (including, without limitation, reasonable fees and disbursements of counsel), provided that no Bank shall be liable for any of the foregoing to the extent they arise from the Fronting Bank’s gross negligence or willful misconduct or to the extent the Fronting Bank has been indemnified or reimbursed by the Company. This indemnity shall survive the termination of this Agreement.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01.  Conditions Precedent to Issuance of the Letter of Credit. The obligation of the Fronting Bank to issue the Letter of Credit is subject to the conditions precedent that (i) the Administrative Agent shall have received from the Company the amounts payable by the Company to the Administrative Agent upon the issuance of the Letter of Credit in accordance with Section 2.03, (ii) the Administrative Agent shall have received from the Company pursuant to Section 9.07 payment for the costs and expenses, including legal expenses for which an invoice has been submitted to the Company, of the Administrative Agent incurred and unpaid through such date and (iii) the Administrative Agent shall have received on or before the Date of Issuance the following, each dated such date, in form and substance satisfactory to the Administrative Agent and the Banks, with copies for each Bank:

(a)   Counterparts of (i) this Agreement, duly executed by the Company, the Administrative Agent, the Fronting Bank and the Banks and (ii) the FirstEnergy Guaranty Agreement, duly executed by FirstEnergy;

(b)   Counterparts of the Custodian Agreement, duly executed by the Company, the Fronting Bank and the Custodian;

(c)   Certified copies of each of the Company’s and FirstEnergy’s Organizational Documents;

(d)   Evidence of the status of each of the Company and First Energy as a duly organized and validly existing corporation under the laws of the State of Ohio;

(e)   A duplicate copy, certified, as of the Date of Issuance, by the Company (in a manner satisfactory to the Administrative Agent) to be a true and complete copy, of all proceedings relating to the issuance and sale of the Bonds;

(f)   A duplicate copy, certified, as of the Date of Issuance, by the Company (in a manner satisfactory to the Administrative Agent) to be a true and complete copy, of each Related Document not delivered pursuant to subsection (e) above, together with opinion letters of counsel to the Issuer, the Trustee and/or the Custodian, as applicable, providing for the reliance thereon by the Administrative Agent and the Banks and any related closing certificates of the Issuer;

(g)   Certified copies of audited consolidated financial statements of FirstEnergy and its Subsidiaries for the 2003 and 2004 fiscal years;

(h)   Certified copies of the resolutions of the Board of Directors of each of the Company and FirstEnergy authorizing each Credit Document to which it is a party and all of the Related Documents to which each such Credit Party is a party and the transactions contemplated hereby and thereby, and of all other documents evidencing any other necessary corporate action;

(i)   Evidence that the Remarketing Agent has acknowledged and accepted in writing its appointment as Remarketing Agent under the Indenture and its duties and obligations thereunder;

(j)   Duplicate copies (certified by the Secretary or an Assistant Secretary of the Company to be true and complete copies) of all governmental actions and regulatory approvals (including, without limitation, approvals or orders of the Securities and Exchange Commission, the Issuer and the PUCO, if any) necessary for the Company to enter into this Agreement and each of the Related Documents to which the Company is a party and the transactions contemplated hereby and thereby;

(k)   A certificate of the Secretary or an Assistant Secretary of each of the Company and FirstEnergy certifying the names, true signatures and incumbency of the officers of each such Credit Party authorized to sign each Credit Document to which it is a party and the other documents to be delivered by it hereunder or thereunder;

(l)   An opinion letter of Gary D. Benz, Esq., Associate General Counsel of FirstEnergy and counsel to the Company, in substantially the form of Exhibit D and as to such other matters as the Administrative Agent may reasonably request;

(m)   An opinion letter of Akin Gump Strauss Hauer & Feld LLP, special New York counsel to FirstEnergy and the Company, in substantially the form of Exhibit E and as to such matters as the Administrative Agent may reasonably request;

(n)   An opinion letter of Sidley Austin Brown & Wood LLP, special New York counsel to the Fronting Bank, in substantially the form of Exhibit F and as to such other matters as the Fronting Bank my reasonably request;

(o)   An opinion letter of Lovells, special English counsel to the Fronting Bank, in substantially the form of Exhibit G and as to such matters as the Fronting Bank may reasonably request;

(p)   A letter from Squire, Sanders & Dempsey, L.L.P., Bond Counsel, addressed to the Administrative Agent, the Fronting Bank and the Banks and stating therein that such Persons may rely on the opinion letter of such firm delivered in connection with the issuance of the Bonds;

(q)   Copies of the Official Statement used in connection with the offering of the Bonds;

(r)   Letters from S&P and Moody’s to the effect that the Bonds have been rated at least A-1 and P-1, respectively, such letters to be in form and substance satisfactory to the Administrative Agent;

(s)   A certificate of an authorized officer of the Custodian certifying the names, true signatures and incumbency of the officers of the Custodian authorized to sign the documents to be delivered by it hereunder and as to such other matters as the Administrative Agent may reasonably request; and

(t)   A certificate of an authorized officer of the Trustee certifying the names, true signatures and incumbency of the officers of the Trustee authorized to make drawings under the Letter of Credit and as to such other matters as the Administrative Agent may reasonably request.

SECTION 3.02.  Additional Conditions Precedent to Issuance of the Letter of Credit and Amendment of the Letter of Credit.  The obligation of the Fronting Bank to issue the Letter of Credit, or to amend, modify or extend the Letter of Credit, shall be subject to the further conditions precedent that on the Date of Issuance and on the date of such amendment, modification or extension, as the case may be:

(a)   The following statements shall be true and the Administrative Agent shall have received a certificate from each Credit Party signed by a duly authorized officer of such Credit Party (including FES only if the FES Guaranty Agreement shall be effective), dated such date, stating that:

(i)   The representations and warranties of such Credit Party contained in Sections 4.01 of this Agreement or in Section 6 of its Guaranty Agreement, as the case may be, and as applicable in the Related Documents are true and correct in all material respects on and as of such date as though made on and as of such date (except to the extent such representations and warranties relate solely to a specified earlier date, in which case such representations and warranties were true and correct on and as of such earlier date); and

(ii)   No event has occurred and is continuing, or would result from the issuance of the Letter of Credit or such amendment, modification or extension of the Letter of Credit (as the case may be), which constitutes a Default or an Event of Default; and

(iii)   True and complete copies of the Related Documents (including all exhibits, attachments, schedules, amendments or supplements thereto) have previously been delivered to the Administrative Agent and the Related Documents have not been modified, amended or rescinded, and are in full force and effect as of the Date of Issuance; and

(b)   The Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent may reasonably request.

SECTION 3.03.  Conditions Precedent to Each Tender Advance. The obligation of the Banks to make each Tender Advance shall be subject to the condition precedent that, on the date of such Tender Advance, the following statements shall be true:

(a)   The representations and warranties of the Company contained in Section 4.01 of this Agreement and of each Guarantor in Section 6 of its Guaranty Agreement are true and correct in all material respects on and as of the date of such Tender Advance as though made on and as of such date, both before and after giving effect to such Tender Advance and to the application of the proceeds thereof;

(b)   The Bonds to be purchased with the proceeds of the Tender Drawing relating to such Tender Advance shall simultaneously be pledged in accordance with the provisions of Section 5.05 of the Indenture and of the Custodian Agreement; and

(c)   No event has occurred and is continuing, or would result from such Tender Advance or the application of the proceeds thereof, which constitutes a Default or an Event of Default.

Unless the Credit Parties shall have previously advised the Banks in writing that one or more of the statements contained in clauses (a) and (c) above is no longer true, each Credit Party shall be deemed to have represented and warranted, on the date of any Tender Advance made by the Banks hereunder, that on the date of such Tender Advance the above statements are true.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Company. The Company hereby represents and warrants as of (i) the date hereof, (ii) the Date of Issuance, (iii) the date of any Tender Advance, and (iv) the date of any amendment, modification or extension of the Letter of Credit, as follows:

(a)   Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, is duly qualified to do business as a foreign corporation in and is in good standing under the laws of the Commonwealth of Pennsylvania and each other state in which the ownership of its properties or the conduct of its business makes such qualification necessary except where the failure to be so qualified would not have a Material Adverse Effect, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b)   Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and each Related Document are within the Company’s corporate powers, have been duly authorized by all necessary corporate action on the part of the Company and did not, do not, and will not, require the consent or approval of the Company shareholders, or any trustee or holder of any Debt or other obligation of the Company, other than such consents and approvals as have been, or on or before the Date of Issuance, will have been, duly obtained, given or accomplished.

(c)   No Violation, Etc. Neither the execution, delivery or performance by the Company of this Agreement or any Related Document nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with the provisions hereof, conflicts or will conflict with, or results or will result in a breach or contravention of any of the provisions of the Company’s Organizational Documents or any Applicable Law, or any indenture, mortgage, lease or any other agreement or instrument to which it or any of its Affiliates is party or by which its property or the property of any of its Affiliates is bound, or results or will result in the creation or imposition of any Lien upon any of its property or the property of any of its Affiliates. There is no provision of (i) any of the Company’s Organizational Documents, (ii) except as disclosed in the Disclosure Documents, any Applicable Law, or (iii) any such indenture, mortgage, lease or other agreement or instrument that materially adversely affects, or in the future is likely to materially adversely affect, the business, operations, affairs, condition, properties or assets of the Company, or its ability to perform its obligations under this Agreement or any Related Document.

(d)   Governmental Actions. No Governmental Action is or will be required in connection with the execution, delivery or performance by the Company of, or the consummation by the Company of the transactions contemplated by, this Agreement or any Related Document to which it is, or is to become, a party, except such Governmental Actions as have been duly obtained, given or accomplished. No Governmental Action by any Governmental Authority relating to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, the Federal Power Act, the Atomic Energy Act, the Nuclear Waste Act, the Public Utility Holding Company Act of 1935, the Ohio Public Utility Act, energy or nuclear matters, public utilities, the environment or health and safety matters is or will be required in connection with the participation by the Administrative Agent, the Fronting Bank or any Bank in the consummation of the transactions contemplated by this Agreement and the Related Documents, or will be required to be obtained by any of such Persons during the term of this Agreement, except such Governmental Actions (i) as have been duly obtained, given or accomplished or (ii) as may be required by Applicable Law not now in effect. None of the Governmental Actions referred to in the first sentence of this subsection (d) or in clause (i) of the second sentence of this subsection (d) are the subject of appeal or reconsideration or other review, and the time in which to make an appeal or request the review or reconsideration of any such Governmental Action has expired with any appeal or request for review or reconsideration not having been taken or made.

(e)   Execution and Delivery. This Agreement and any Related Document to which the Company is a party have been duly executed and delivered by the Company, and this Agreement and each such Related Document is the legal, valid and binding obligation of the Company enforceable in accordance with its respective terms.

(f)   Full Force and Effect. Each Related Document is in full force and effect. The Company has duly and punctually performed and observed all the terms, covenants and conditions contained in each such Related Document on its part to be performed or observed, and no Default or Event of Default has occurred and is continuing.

(g)   Bonds Validly Issued. The Bonds have been duly authorized, authenticated and issued and delivered, and are the legal, valid and binding obligations of the Issuer, and are not in default.

(h)   Material Adverse Change. Since December 16, 2005, there has been no material adverse change in such condition or in the Company’s properties or business or results of operations, or in the prospects of the Company and its Subsidiaries, or in the ability of the Company to perform its obligations under this Agreement or any Related Document to which it is a party.

(i)   Litigation. There is no pending or threatened action, investigation or proceeding (including, without limitation, any proceeding relating to or arising out of Environmental Laws) before any court, governmental agency or arbitrator against or affecting the Company or any of its Subsidiaries which (i) purports to affect the legality, validity or enforceability of this Agreement or any Related Document or (ii) may have a Material Adverse Effect or a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, except (with respect to this clause (ii) only) as is disclosed in the Disclosure Documents.

(j)   Taxes. The Company and each of its Subsidiaries have filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof other than such taxes that the Company or such Subsidiary is contesting in good faith by appropriate legal proceedings.

(k)   Environmental. Except as otherwise disclosed in the Disclosure Documents or otherwise to the Banks by the Company in writing, (i) facilities and property (including underlying groundwater) owned or leased by the Company or any of its Subsidiaries have been, and continue to be, owned or leased by it and its Subsidiaries in compliance with all Environmental Laws, except for such failures to comply which would not give rise to any potential material liability of the Company or any of its Subsidiaries; and (ii) there have been no past, and, to the Company’s actual knowledge, there are no pending or threatened (A) claims, complaints or notices for information received by the Company or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or (B) complaints or notices to the Company or any of its Subsidiaries regarding potential material liability under any Environmental Law, except for such alleged violations which would not give rise to any potential material liability of the Company or any of its Subsidiaries.

(l)   Title to Real Property. The Company and each of its Subsidiaries has good and marketable title to all of the real property it purports to own, free and clear of Liens other than Permitted Liens.

(m)   ERISA.  (i)  No Termination Event has occurred nor is reasonably expected to occur with respect to any Plan.

(ii)   Schedule B (Actuarial Information) to the 2003 annual report (Form 5500 Series) with respect to each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Banks, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iii)   Neither the Company nor any of its Affiliates has incurred nor reasonably expects to incur any withdrawal liability under ERISA to any Multiemployer Plan.

(n)   Official Statement. Except for information contained in the Official Statement furnished in writing by or on behalf of the Issuer, the Trustee, the Tender Agent, the Paying Agent, the Underwriters, the Remarketing Agent or the Fronting Bank specifically for inclusion therein, the Official Statement and any supplement or “sticker” thereto are accurate in all material respects for the purposes for which their use shall be authorized; and the Official Statement and any such supplement or “sticker”, when read together with the statement that it supplements or amends, does not, as of its date, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they are or were made, not misleading.

(o)   Accuracy of Information. No exhibit, schedule, report or other written information provided by or on behalf of the Company or its agents to the Administrative Agent, the Fronting Bank or the Banks in connection with the negotiation, execution and closing of this Agreement and the Custodian Agreement (including, without limitation, the Official Statement) knowingly contained when made any material misstatement of fact or knowingly omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.

(p)   Margin Stock; Investment Company. No proceeds of the Bonds or of the Letter of Credit will be used in violation of, or in any manner that would result in a violation by any party hereto of, Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System or any successor regulations. The Company (i) is not an “investment company” within the meaning ascribed to that term in the Investment Company Act of 1940 and (ii) is not engaged in the business of extending credit for the purpose of buying or carrying margin stock.

(q)   Taxability. The performance of this Agreement and the transactions contemplated herein will not affect the status of the interest on the Bonds as exempt from Federal income tax.

(r)   Solvency.  (i)  The fair salable value of the Company’s assets will exceed the amount that will be required to be paid on or in respect of the probable liability on the Company’s existing debts and other liabilities (including contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry out its business as now conducted or as proposed to be conducted; (iii) the Company does not intend to incur debt beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations); and (iv) the Company does not believe that final judgments against it in actions for money damages presently pending will be rendered at a time when, or in an amount such that, it will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The Company’s cash flow, after taking into account all other anticipated uses of its cash (including the payments on or in respect of debt referred to in clause (iii) above), will at all times be sufficient to pay all such judgments promptly in accordance with their terms.

(s)   No Material Misstatements. The reports, financial statements and other written information furnished by or on behalf of the Company to the Administrative Agent or any Bank pursuant to or in connection with this Agreement and the transactions contemplated hereby do not contain and will not contain, when taken as a whole, any untrue statement of a material fact and do not omit and will not omit, when taken as a whole, to state any fact necessary to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading in any material respect.

(t)   Public Utility Holding Company Act. The Company is a “public utility company” and a “subsidiary company” of FirstEnergy, which is a registered “holding company” as such terms are defined in the Public Holding Company Act of 1935, as amended, which has been repealed effective February 8, 2006. Thereafter, pursuant to the Public Utility Holding Company Act of 2005, the Company will be subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”) as a “public utility” within the meaning of the Federal Power Act, as amended (“FPA”), and subject to FERC regulation, including such regulations as FERC may adopt relating to accounting, cost allocation, record keeping another rules governing transactions between holding companies and their service companies. The Company is also subject to the limited jurisdiction of any State commission with jurisdiction to regulate a public utility company in the Company's holding company system, with respect to access to the books and records of the Company. The Company has obtained blanket authority from FERC under Section 204 of the FPA, and/or is exempt from any requirement to obtain FERC approval, to issue securities and assume liabilities, and such authorization and/or exemption remains in full force and effect. No further regulatory authorizations from either FERC or any State commission are required for this transaction.

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01.  Affirmative Covenants.  So long as a drawing is available under the Letter of Credit or any Bank shall have any Commitment hereunder or the Company shall have any obligation to pay any amount to any Bank hereunder or any Guarantor shall have any obligations under any Guaranty Agreement, the Company will, unless the Required Banks shall otherwise consent in writing:

(a)   Preservation of Corporate Existence, Etc. Without limiting the rights of the Company under Section 5.02(f) hereof, (i) preserve and maintain its corporate existence in the state of its incorporation and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is reasonably necessary in view of its business and operations or the ownership of its properties and (ii) preserve, renew and keep in full force and effect the rights, privileges, licenses, permits and franchises necessary or desirable in the normal conduct of its business.

(b)   Compliance with Laws, Payment of Taxes, Etc. Comply, and cause each of its Subsidiaries to comply, in all respects with all Applicable Laws of any Governmental Authority, the noncompliance with which in such respect could reasonably be expected to have a Material Adverse Effect, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent compliance with any of the foregoing is then being contested is good faith.

(c)   Maintenance of Insurance, Etc. Maintain insurance with responsible and reputable insurance companies or associations or through its own program of self-insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company operates and furnish to the Administrative Agent, within a reasonable time after written request therefor, such information as to the insurance carried as the Administrative Agent may reasonably request.

(d)   Visitation Rights. At any reasonable time and from time to time as the Administrative Agent or any Bank may reasonably request, permit the Administrative Agent or such Bank or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their respective officers or directors and with their independent public accountants; provided, however, that the Company reserves the right to restrict access to any of its generating facilities in accordance with reasonably adopted procedures relating to safety and security. The Administrative Agent and each Bank agree to use reasonable efforts to ensure that any information concerning the Company or any of its Subsidiaries obtained by the Administrative Agent or such Bank pursuant to this Section which is not contained in a report or other document filed with the Securities and Exchange Commission, distributed by the Company to its security holders or otherwise generally available to the public, will, to the extent permitted by law and except as may be required by valid subpoena or in the normal course of the Administrative Agent’s or such Bank’s business operations (which shall include, without limitation, providing such information to regulatory authorities and such Bank’s sharing of its liability under the Letters of Credit with other banks), be treated confidentially by the Administrative Agent or such Bank and will not be distributed or otherwise made available by the Administrative Agent or such Bank to any Person, other than (i) the Administrative Agent’s or such Bank’s affiliates, employees, authorized agents or representatives, (ii) to legal counsel, accountants, and other professional advisors to such Bank or to prospective assignees and participants pursuant to Section 9.09, (iii) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (iv) to rating agencies if requested or required by such agencies in connection with a rating relating to the Letters of Credit issued hereunder; provided that, for purposes of the foregoing clauses (ii), (iii) and (iv), prior to any such disclosure to any such Person, such Person shall agree to preserve the confidentiality of any confidential information relating to the Company or any of its Subsidiaries received by it from the Administrative Agent or such Bank.

(e)   Keeping of Books; Access to Information on Remarketing Agent and Tender Agent. Keep, and cause each of its Subsidiaries to keep, proper books of record and account in which entries shall be made of all financial transactions and the assets and business of the Company and such Subsidiary in accordance with generally accepted accounting principles, consistently applied except to the extent described therein, and to the extent permitted under the terms of the Indenture and reasonably requested by the Administrative Agent, inspect, and provide access to information received by the Company with respect to any inspection of, the books and records of the Remarketing Agent and the Tender Agent.

(f)   Maintenance of Properties. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve all of its properties which are used or which are useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted (it being understood that this covenant relates only to the good working order and condition of such properties and shall not be construed as a covenant of the Company or any of its Subsidiaries not to dispose of such properties by sale, lease, transfer or otherwise).

(g)   Reporting Requirements. Furnish, or cause to be furnished, to the Administrative Agent, with sufficient copies for Banks, the following:

(i)  as soon as possible and in any event within five Business Days after the occurrence of each Default or Event of Default, the statement of an authorized officer of the Company setting forth details of such Default or Event of Default and the action which the Credit Parties have taken and propose to take with respect thereto;

(ii)  as soon as available and in any event within 50 days after the close of each of the first three quarters in each fiscal year of the Company (A) unaudited consolidated balance sheets of the Company and its Subsidiaries as at the end of such quarter and consolidated statements of income and of cash flows of the Company and its Subsidiaries for the twelve-month period then ended, fairly presenting the financial condition of the Company and its Subsidiaries as at such date and the cash flows of the Company and its Subsidiaries for such period and setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer, treasurer, assistant treasurer, or comptroller of the Company as having been prepared in accordance with generally accepted accounting principles consistently applied, and (B) a certificate of such officer (1) stating whether he has any knowledge of the occurrence at any time prior to the date of such certificate of any Default or Event of Default not theretofore reported pursuant to the provisions of paragraph (i) of this subsection (g) and, if so, setting forth the details of such Default or Event of Default and (2) setting forth in a true and correct manner, the calculation of the ratio contemplated by Section 5.03 hereof, if applicable, to show the Company’s compliance with or the status of the financial covenant contained in Section 5.03 hereof; provided, however, that the Company shall have no obligation to satisfy the reporting obligation under clause (A) above unless and until the earlier of (x) the date the “Applicable Percentage” under (and as defined in) each then effective Guaranty Agreement shall be 0% and (y) such earlier date as the Company shall elect in its sole discretion;

(iii)  (A) as soon as available and in any event within 105 days after the end of each fiscal year of the Company, a copy of the annual report for such year for the Company and its Subsidiaries containing financial statements for such year, in each case, prepared in accordance with generally accepted auditing standards by independent public accountants of recognized national standing selected by the Company and certified in a manner acceptable to the Banks by such independent public accountants, and (B) a certificate of the chief financial officer, treasurer, assistant treasurer, comptroller or corporate secretary of the Company stating whether he has any knowledge of the occurrence at any time prior to the date of such certificate of any Default or Event of Default not theretofore reported pursuant to the provisions of paragraph (i) of this subsection (g) and, if so, setting forth the details of such Default or Event of Default; provided, however, that the Company shall have no obligation to satisfy the reporting obligation under clause (A) above unless and until the earliest of (x) the date the “Applicable Percentage” under (and as defined in) each then effective Guaranty Agreement shall be 0% and (y) such earlier date as the Company shall elect in its sole discretion;

(iv)   promptly after the sending or filing thereof, (A) copies of all reports which the Company sends to its security holders generally and (B) copies of all reports which the Company or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

(v)   as soon as possible and in any event (A) within 30 days after the Company or any Affiliate knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Plan has occurred and (B) within 10 days after the Company or any Affiliate knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of the chief financial officer of the Company describing such Termination Event and the action, if any, which the Company or such Affiliate proposes to take with respect thereto;

(vi)   promptly and in any event within two Business Days after receipt thereof by the Company or any Affiliate from the PBGC, copies of each notice received by the Company or any such Affiliate of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(vii)   promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan which is a pension plan (other than a Multiemployer Plan) maintained for employees of the Company or any Affiliate, which provides payments at, or defers receipt of payment until, retirement and is subject to Title IV of ERISA;

(viii)   if and for so long as the Company or any Affiliate shall incur, or expect to incur, any liability under a Multiemployer Plan, promptly and in any event within five Business Days after receipt thereof by the Company or any Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by the Company or any Affiliate concerning (A) the imposition of withdrawal liability by a Multiemployer Plan pursuant to Section 4202 of ERISA, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (D) the amount of liability incurred, or expected to be incurred, by the Company or any Affiliate in connection with any event described in clause (A), (B) or (C), above;

(ix)   promptly after the Company becomes aware of the occurrence thereof, notice of all actions, suits, proceedings or other events (A) of the type described in Section 4.01(i) or Section 4.01(k) or (B) for which the Administrative Agent or the Banks will be entitled to indemnity under Section 9.05;

(x)   such other information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as any Bank may from time to time reasonably request;

(xi)   promptly and in any event within five Business Days after Moody’s or S&P has modified its rating of any of the Company’s First Mortgage Bonds, if any, notice of such modification;

(xii)   promptly and in any event within two Business Days after receipt thereof, copies of each written notice received by the Company from the Trustee, the Paying Agent, the Underwriters, the Remarketing Agent or the Tender Agent pursuant to any of the Related Documents; and

(xiii)   promptly and in any event within two Business Days after the Trustee resigns as trustee under the Indenture, notice of such resignation.

(h)  Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions with any of its Affiliates on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided, however, that any transaction with any Affiliate of the Company which transaction (or any plan that involves such transaction) has been approved by the Public Utilities Commission of Ohio, the Pennsylvania Public Utility Commission or the Securities and Exchange Commission, as the case may be, shall not be subject to this Section.

(i)   Environmental Laws.  (i) Comply with, cause each of its Subsidiaries to comply with, and insure compliance by all tenants and subtenants, if any, with, all Environmental Laws and obtain and comply with and maintain, cause each of its Subsidiaries to obtain and comply with and maintain, and insure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, except to the extent that failure to do so would not have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company or any of its Subsidiaries.

(ii)   Conduct and complete, and cause each of its Subsidiaries to conduct and complete, all investigations, studies, sampling, and testing and remedial, removal and other actions required under Environmental Laws and promptly comply with, and cause each of its Subsidiaries to promptly comply with, all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings would not have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company or any of its Subsidiaries.

(iii)   Defend, indemnify and hold harmless the Administrative Agent, the Fronting Bank and each Bank, and their respective employees, agents, officers, directors and affiliates from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of or in any way relating to the violation of or noncompliance with any Environmental Laws applicable to the real property owned or operated by the Company or any of its Subsidiaries, or any orders, requirements or demands of Governmental Authorities relating thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.

(j)   Redemption or Defeasance of Bonds. Use its best efforts to cause the Trustee, upon redemption or defeasance of all of the Bonds pursuant to the Indenture, to surrender the Letter of Credit to the Fronting Bank for cancellation.

(k)   Registration of Bonds. Cause all Bonds which it acquires, or which it has had acquired for its account, to be registered forthwith in accordance with the Indenture and the Custodian Agreement in the name of the Company or its nominee (the name of any such nominee to be disclosed to the Trustee and the Administrative Agent).

(l)   Related Documents. Perform and comply in all material respects with each of the provisions of each Related Document to which it is a party.

(m)   Use of Letter of Credit. Cause the Letter of Credit to be used in support of the payment of principal, and interest on the principal amount, of the Bonds.

SECTION 5.02.  Negative Covenants.  So long as a drawing is available under the Letter of Credit or the Fronting Bank or any Bank shall have any Commitment hereunder or the Company shall have any obligation to pay any amount to the Banks hereunder or any Guarantor shall have any obligations under any Guaranty Agreement, the Company will not, without the written consent of the Required Banks:

(a)   Liens, Etc. Except as permitted in Section 5.02(b) and (c), create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its properties, in each case to secure or provide for the payment of Debt, other than the following Liens (“Permitted Liens”) (i) Liens consisting of (A) pledges or deposits in the ordinary course of business to secure obligations under worker’s compensation laws or similar legislation, (B) deposits in the ordinary course of business to secure, or in lieu of, surety, appeal, or customs bonds to which the Company or any of its Subsidiaries is a party, (C) pledges or deposits in the ordinary course of business to secure performance in connection with bids, tenders or contracts (other than contracts for the payment of money), or (D) materialmen’s, mechanics’, carriers’, workers’, repairmen’s or other like Liens incurred in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted, or deposits to obtain in the release of such Liens; (ii) purchase money liens or purchase money security interests upon or in any property acquired or held by the Company or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property; (iii) Liens existing on the property of any Person at the time that such Person becomes a direct or indirect Subsidiary of the Company; provided that such Liens were not created to secure the acquisition of such Person; (iv) Liens created to secure Debt in respect of First Mortgage Bonds; provided, however, that the principal amount of Debt secured by the Liens described in this clause (iv) shall not at any time exceed the depreciated book value of the property subject to such Liens; (v) Liens in existence on the date of this Agreement; and (vi) Liens created for the sole purpose of extending, renewing or replacing in whole or in part Debt secured by any Lien referred to in the foregoing clauses (i) through (v); provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property or Debt that secured the Lien so extended, renewed or replaced (and any improvements on such property). Notwithstanding the foregoing, this subsection (a) shall have no force or effect if and for so long as the Obligations are secured by First Mortgage Bonds and/or cash collateral in an aggregate principal amount at least equal to the sum of (x) the Available Amount and (y) the aggregate outstanding principal amount of all unreimbursed Letter of Credit drawings, demand loans hereunder and Tender Advances.

(b) Cash Collateral. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any lien, security interest, other charge or encumbrance, or any other type of preferential arrangement upon or with respect to its Cash and Cash Equivalents or marketable securities, in each case to secure or provide for the payment of Debt, in an amount in excess of $100,000,000 in the aggregate, unless, on or prior to the date thereof, the Company shall have (i) pursuant to documentation satisfactory to the Administrative Agent and Required Banks, equally and ratably secured the obligations of the Company under this agreement by a preferential arrangement with respect to such Cash and Cash Equivalents and marketable securities of a similar type acceptable to the Administrative Agent in its sole discretion, and (ii) caused the creditor or creditors, as the case may be, in respect of such Debt to have entered into an intercreditor agreement in form, scope and substance satisfactory to the Administrative Agent and the Required Banks. Notwithstanding the foregoing, this subsection (b) shall have no force or effect if and for so long as the Obligations are secured by First Mortgage Bonds and/or cash collateral in an aggregate principal amount at least equal to the sum of (x) the Available Amount and (y) the aggregate outstanding principal amount of all unreimbursed Letter of Credit drawings, demand loans hereunder and Tender Advances.

(c) Security. In connection with any Debt incurred after the date hereof by the Company or any of its Subsidiaries (other than refinancings of Debt of the Company or any such Subsidiary that is outstanding and secured in the manner described below as of the date hereof), sell or otherwise transfer, or arrange for the sale or transfer by any Person of, any security of any Person (including, without limitation, First Mortgage Bonds), which security is secured, in whole or in part, directly or indirectly, by any property of the Company or any of its Subsidiaries, in any case to secure the obligations of the Company thereunder or in respect thereof, unless, on or prior to the date thereof, the Company or such Subsidiary (as the case may be) shall have (i) pursuant to documentation satisfactory to the Administrative Agent and the Required Banks, equally and ratably secured the Obligations of the Company hereunder by a preferential arrangement with respect to, or by a transfer to the Administrative Agent of, such securities of a similar type acceptable to the Administrative Agent in its sole discretion, and (ii) caused the creditor or creditors, as the case may be, in respect of such Debt to have entered into with the Administrative Agent an intercreditor agreement in form, scope and substance satisfactory to the Administrative Agent and the Required Banks. Notwithstanding the foregoing, it is expressly understood and agreed that this subsection (c) shall: (I) not apply to the issuance by the Company of (A) First Mortgage Bonds sold or issued in exchange for cash in an amount, or other assets having an aggregate fair market value, in each case not less than the fair market value of such First Mortgage Bonds at the time of such sale or exchange; (B) First Mortgage Bonds issued to provide for the payment of the Company’s (1) reimbursement obligations to any financial institution in respect of any letter of credit, bond insurance policy or similar credit support that supports the payment of principal, interest and/or premium (if any) under pollution control revenue bonds issued for the benefit of the Company, (2) payment obligations to the trustee under any indenture pursuant to which pollution control revenue bonds have been issued for the benefit of the Company, to enable the issuer of such pollution control revenue bonds to satisfy its payment obligations to the holders of such pollution control revenue bonds, or (3) obligations to the holders of Notes issued by the Company; or (C) First Mortgage Bonds issued pursuant to a First Mortgage Bond Indenture of the Company to the trustee under any new mortgage bond indenture of the Company, which new indenture shall provide that the Company may not, while any mortgage bonds are outstanding under such new indenture, issue any First Mortgage Bonds under a First Mortgage Bond Indenture except to such trustee as the basis for the issuance of mortgage bonds thereunder described in the foregoing clauses (B) and (C) to entitle such financial institutions and the holders of such pollution control revenue bonds, Notes and mortgage bonds to the benefits of the Lien of a First Mortgage Bond Indenture; and (II) have no force or effect if and for so long as the Obligations are fully secured by First Mortgage Bonds and/or cash collateral in an aggregate principal amount at least equal to the sum of (x) the Available Amount and (y) the aggregate outstanding principal amount of all unreimbursed Letter of Credit drawings, demand loans hereunder and Tender Advances. For purposes of this subsection (c), the phrase “refinancings of Debt” shall include, but shall not be limited to, Debt incurred after the date hereof pursuant to a commitment to extend credit so long as such commitment replaced one or more commitments to extend credit entered into prior to the date hereof and the new commitment to extend credit is in an aggregate principal amount (whether drawn or undrawn) of the Debt being refinanced.

(d)   Certain Amendments. Amend or modify, or enter into or consent to any amendment or modification of: (i) any of its Organizational Documents (including the provisions thereof restricting the payment of dividends), (ii) its accounting policies, (iii) any First Mortgage Bond Indenture (including the provisions thereof restricting the payment of dividends), or (iv) any Related Document, in each case in any manner adverse to the interests of the Administrative Agent, the Fronting Bank or the Banks in their reasonable judgment and, with respect to the Indenture and the Loan Agreement, except in compliance with Section 15.01, 15.02 and 15.03 of the Indenture; provided, however, that any amendment or modification of any Related Document that assigns or otherwise transfers the Company’s rights or obligations thereunder to any other Person shall require the prior written consent of the Fronting Bank and all of the Banks.

(e)   Compliance with ERISA. (i) Enter into any “prohibited transaction” (as defined in Section 4975 of the Code, as amended, and in ERISA) involving any Plan which may result in any liability of the Company to any Person which (in the reasonable opinion of the Required Banks) is material to the financial position or operations of the Company or (ii) allow or suffer to exist any other event or condition known to the Company which results in any liability of the Company to the PBGC which (in the reasonable opinion of the Required Banks) is material to the financial position or operations of the Company. For purposes of this Section 5.02(d), “liability” shall not include termination insurance premiums payable under Section 4007 of ERISA.

(f)   Mergers, Etc. Merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or (except as permitted by Section 5.02(g)) convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or permit any of its Subsidiaries to do so, except that:

(i)  any Subsidiary of the Company may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation) or with or into any one or more wholly-owned Subsidiaries of the Company (provided that such wholly-owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation); and

(ii)   any wholly-owned Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any other wholly-owned Subsidiary of the Company;

provided, that, in any such case, after giving effect thereto: (x) no Default or Event of Default shall have occurred and be continuing and (y) in the case of any merger or consolidation to which the Company is a party, the corporation formed by such consolidation or into which the Company shall be merged shall assume the Company’s obligations under this Agreement in a written document satisfactory in form and substance to the Required Banks.

(g)   Sale of Assets, etc.   Sell, lease, transfer, enter into any sale and leaseback agreement involving or otherwise dispose of (including by the Company to any affiliate of the Company), or permit any of its Subsidiaries to sell, lease, transfer, enter into any sale and leaseback agreement involving or otherwise dispose of, whether in one or a series of transactions, more than 15% (determined at the time of each such sale, lease, transfer, agreement or disposition) of the aggregate Fixed Assets of the Company and its Subsidiaries; provided, however, that the Company may consummate the transactions contemplated by the Transition Plan Order.

(h)   Change in Nature of Business.  Have as its principal business any business other than the unregulated production, generation and sale of electricity to Affiliates and other Persons, all in compliance with all Applicable Law; and it will only conduct such a business in a manner to ensure its continued operation as an unregulated producer, generator and supplier of electricity and related activities. For purposes hereof, “unregulated” shall mean unregulated by a public utility commission or similar agency of any State.

(i)   Investments, Loans, Advances, Guarantees and Acquisitions.  Purchase, hold or acquire (including, without limitation, pursuant to any merger) any capital stock, evidences of indebtedness or other securities (including, without limitation, any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions (including, without limitation, pursuant to any merger)) any assets of any other Person constituting a business unit, or permit any of its Subsidiaries to do so, except:

(i)    Permitted Investments;

(ii)   investments and Guarantees existing on the date hereof and set forth in Schedule 5.02(i);

(iii)  investments made by the Company in the equity securities or other ownership interests of any of its Subsidiaries and made by any such Subsidiary in the equity securities or other ownership interests of any other such Subsidiary;

(iv)   loans or advances made by the Company to any of its Affiliates and made by any such Subsidiary to the Company or any other Affiliate of the Company, in each case in the ordinary course of business;

(v)    acquisitions made by the Company from any of its Subsidiaries or made by any such Subsidiary from the Company or any other such Subsidiary;

(vi)   any transaction permitted by Section 5.02(f); and

(vii)  if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, other investments, loans, advances, Guarantees and acquisitions, provided that the sum of (A) the aggregate consideration paid by the Company or any of its Subsidiaries in connection with all such acquisitions, (B) the aggregate amount of all such other investments, loans and advances outstanding and (C) the amount of obligations and liabilities outstanding in the aggregate that is Guaranteed pursuant to all such other Guarantees, shall not exceed $5,000,000 at any time.

(j)   Restricted Payments.  If any Default or Event of Default has occurred and is continuing, declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, or permit any of its Subsidiaries to do so, except that (i) the Company may declare and pay dividends or other distributions with respect to its equity interests payable solely in additional equity interests, and (ii) any Subsidiary of the Company may declare and pay dividends or other distributions with respect to its equity interests to the Company or any Subsidiary of the Company.

(k)  No Action on Bonds. The Company shall not cause, nor shall it consent to, or instruct any other Person to cause, (i) any redemption or defeasance of all or any portion of the Bonds pursuant to the Indenture, (ii) any termination of the Letter of Credit or (iii) any conversion of the Interest Rate Mode applicable to the Bonds.

SECTION 5.03.  Financial Covenant.  So long as a drawing is available under the Letter of Credit or the Fronting Bank or any Bank shall have any Commitment hereunder or the Company shall have any obligation to pay any amount to the Banks hereunder or any Guarantor shall have any obligations under any Guaranty Agreement:

(a)   Debt to Capitalization Ratio.  The Company shall maintain a Debt to Capitalization Ratio of no more than 0.65 to 1.00 (determined as of the last day of each fiscal quarter); provided that the Company shall be required to comply with this financial covenant only so long as FirstEnergy’s “Applicable Percentage”, and, at any time the FES Guaranty Agreement shall be in effect, FES’ “Applicable Percentage”, in each case under (and as defined in) such Guarantor’s Guaranty Agreement, shall be 0%.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.  Events of Default.  The occurrence of any of the following events (whether voluntary or involuntary) shall be an “Event of Default” hereunder:

(a)   Any Credit Party shall fail to pay any amount of principal, interest, fees or other amounts payable under any Credit Document when due; or

(b)   Any representation or warranty made, or deemed made, by the Company herein or by the Company (or any of its officers) in connection with this Agreement, any other Credit Document or any of the Related Documents or any document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; or

(c)   The Company shall fail to perform or observe any term, covenant or agreement contained in clause (i) of Section 5.01(a) or Section 5.02 or Section 5.03;

(d)   The Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any material term, covenant or agreement contained in any of the Related Documents on its part to be performed or observed and, in any such case, such failure shall continue for 30 days after written notice thereof from the Administrative Agent to the Company; or

(e)   The Company or any of its Subsidiaries shall fail to make when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any payment on any Debt (other than the Debt represented by this Agreement or the Bonds) the aggregate principal amount of which is greater than (x) at any time the “Applicable Percentage” under (and as defined in) any Guaranty Agreement shall be 100%, $50,000,000 or (y) at any other time, $20,000,000, or to make when due any payment of any interest or premium thereon, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event or condition shall occur and shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to any such Debt, if the effect thereof is to accelerate, or to permit the acceleration of (other than by a specified mandatory redemption provision in connection with pollution control bonds unrelated to any default or event of default with respect thereto) the maturity of any such Debt; or any such Debt shall be declared due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or a specified mandatory redemption provision in connection with pollution control bonds unrelated to any default or event of default with respect thereof) prior to the stated maturity thereof; or

(f)   (i)   The Company or any Subsidiary of the Company shall (A) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of its property, (B) admit in writing its inability to pay its debts generally as they become due, (C) make a general assignment for the benefit of creditors, (D) be adjudicated a bankrupt or insolvent, or (E) commence a voluntary case under the Bankruptcy Code or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or any order for relief or seeking to take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or corporate action shall be taken by it for the purpose of effecting any of the foregoing, or (ii) if, without the application, approval or consent of the Company or such Subsidiary, a proceeding shall be instituted in any court of competent jurisdiction, seeking in respect of the Company or such Subsidiary an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of the Company or such Subsidiary or of all or any substantial part of its assets, or other like relief in respect thereof under any bankruptcy or insolvency law and if such proceeding is being contested by the Company or such Subsidiary in good faith, the same shall (x) result in the entry of an order for relief of any such adjudication or appointment or (y) continue undismissed, or pending and unstayed, for any period of sixty (60) consecutive days; or

(g)   (x)  at any time the “Applicable Percentage” under (and as defined in) any Guaranty Agreement shall be 100%, any judgment or order for the payment of money exceeding any applicable insurance coverage by more than $50,000,000 shall be rendered by a court of final adjudication against the Company or any of its Subsidiaries and either (i) valid enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, or (y) at any other time, any judgment or order for the payment of money exceeding applicable insurance coverage (if the insurance company shall have admitted liability) by more than $10,000,000 (or, if there is no applicable insurance coverage, exceeding $20,000,000) shall be rendered against the Company or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)   Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to FirstEnergy by the Administrative Agent or any Bank, (i) such Termination Event (if correctable) shall not have been corrected and (ii) the then Unfunded Vested Liabilities of such Plan exceed $10,000,000 (or in the case of a Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount); or

(i)   FirstEnergy or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the Plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an amount exceeding $10,000,000; or

(j)   Any “Event of Default” under and as defined in the Indenture shall have occurred and be continuing; or

(k)   Any approval or order of any Governmental Authority related to any Credit Document or any Related Document shall be (i) rescinded, revoked or set aside or otherwise cease to remain in full force and effect, or (ii) modified in any manner that, in the opinion of the Required Banks, could reasonably be expected to have a Material Adverse Effect; or

(l)   Any change in Applicable Law or any Governmental Action shall occur which has the effect of making the transactions contemplated by the Credit Documents or the Related Documents unauthorized, illegal or otherwise contrary to Applicable Law; or

(m)   Any provision of this Agreement, or any material provision of any Related Document to which the Company is a party, shall at any time for any reason cease to be valid and binding on the Company other than in accordance with the terms of such Related Document, or shall be declared to be null and void, or the validity or enforceability thereof shall be denied or contested by the Company, or a proceeding shall be commenced by any Governmental Authority having jurisdiction over the Company seeking to establish the invalidity or unenforceability thereof and the Company shall fail diligently or successfully to defend such proceeding; or

(n) The Custodian Agreement after delivery under Article III hereof shall for any reason, except to the extent permitted by the terms thereof, fail or cease to create valid and perfected Liens (to the extent purported to be granted by the Custodian Agreement and subject to the exceptions permitted thereunder) in any of the collateral purported to be covered thereby, provided, that such failure or cessation relating to any non-material portion of such collateral shall not constitute an Event of Default hereunder unless the same shall not have been corrected within 30 days after the Company becomes aware thereof; or

(o)   A Change in Control (Company) shall occur; or

(p)   Any “Guarantor Event of Default” under (and as defined in) Section 7.5(e) of any Guaranty Agreement shall occur; or

(q)   Any other “Guarantor Event of Default” under (and as defined in) any Guaranty Agreement shall occur.

SECTION 6.02.  Upon an Event of Default.  If any Event of Default shall have occurred and be continuing, the Fronting Bank (in the case of clauses (i), (ii) and (iv) below) and the Administrative Agent may, or if requested by the Required Banks, the Administrative Agent shall (i) by notice to the Company, declare the obligation of the Fronting Bank to issue the Letter of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) give notice (or, in the case of the Administrative Agent, cause the Fronting Bank to give notice) to the Trustee (A) directing a mandatory purchase of the Bonds as provided in Section 5.01(b)(iii) of the Indenture and/or (B) as provided in Section 11.02 of the Indenture to declare the principal of all Pledged Bonds then outstanding to be immediately due and payable, (iii) declare the principal amount of all demand loans and Tender Advances hereunder, all interest thereon and all other amounts payable hereunder or under any other Credit Document or in respect hereof or thereof to be forthwith due and payable, whereupon all such principal, interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Company, and (iv) in addition to other rights and remedies provided for herein or in the Custodian Agreement or otherwise available to any of them, as holder of the Pledged Bonds or otherwise, exercise all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York at that time; provided that, if an Event of Default described in Section 6.01(f) shall have occurred with respect to the Company then or an Event of Default described in Section 6.01(p) shall have occurred with respect to a Guarantor, automatically, (x) the obligation of the Fronting Bank hereunder to issue the Letter of Credit shall terminate, (y) any demand loans and Tender Advances, all interest thereon and all other amounts payable hereunder or under any other Credit Document or in respect hereof or thereof shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Company and (z) the Fronting Bank shall give the notice to the Trustee referred to in clauses (ii) and (iv) above.

ARTICLE VII

[RESERVED]

ARTICLE VIII

THE ADMINISTRATIVE AGENT AND THE FRONTING BANK

SECTION 8.01.  Appointment.  Each Bank and the Fronting Bank hereby irrevocably designates and appoints Barclays as the Administrative Agent of such Bank and of the Fronting Bank under this Agreement, the other Credit Documents and the other Related Documents, and each such Bank and the Fronting Bank irrevocably authorizes Barclays, as the Administrative Agent for such Bank and for the Fronting Bank, to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and the other Related Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, the other Credit Documents and the other Related Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in any Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Related Documents, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, any other Credit Document or any other Related Document or otherwise exist against the Administrative Agent.

SECTION 8.02.  Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement, the other Credit Documents and the other Related Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 8.03.  Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement, any other Credit Document or any other Related Document (except in the case of gross negligence or willful misconduct as determined by a court of competent jurisdiction) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement, any other Credit Document or any Related Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement, any other Credit Document or any Related Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Letter of Credit, any other Credit Document or any Related Document or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, any other Credit Document or any Related Document, or to inspect the properties, books or records of the Credit Parties.

SECTION 8.04.  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any evidence of indebtedness in respect of any demand loans or other indebtedness hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement, any other Credit Documents or any Related Document unless it shall first receive such advice or concurrence of the Required Banks (unless all of the Banks’ action is required hereunder) as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Credit Documents and the Related Documents in accordance with a request of the Required Banks (unless all of the Banks’ action is required hereunder), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

SECTION 8.05.  Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default hereunder unless the Administrative Agent has received notice from a Bank or the Credit Parties referring to this Agreement, describing such Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Banks. The Administrative Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Required Banks; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Banks.

SECTION 8.06.  Non-Reliance on Administrative Agent and Other Banks.  Each Bank expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Bank. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and made its own decision to enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, the other Credit Documents and the Related Documents and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Credit Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 8.07.  Indemnification.  The Banks agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the termination of the Letter of Credit) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, the Letter of Credit, any other Credit Document, any of the Related Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of the Letter of Credit and the payment of all amounts payable hereunder or under any other Credit Document.

SECTION 8.08.  Administrative Agent in Its Individual Capacity.  The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its interest in the demand loans and any other amounts owed to it hereunder, the Administrative Agent shall have the same rights and powers under the Credit Documents as any Bank and may exercise the same as though it were not the Administrative Agent, and the terms “Bank” and “Banks” shall include the Administrative Agent in its individual capacity.

SECTION 8.09.  Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Banks. If the Administrative Agent shall resign as Administrative Agent under the Credit Documents, then the Required Banks, with the consent of the Company, shall appoint from among the Banks a successor agent for the Banks, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Credit Documents.

SECTION 8.10.  Fronting Bank.  Each Bank hereby acknowledges that the provisions of this Article VIII shall apply to the Fronting Bank in its capacity as such, in the same manner as such provisions are expressly stated to apply to the Administrative Agent.

SECTION 8.11.  Notices; Actions Under Related Documents.  All notices received by the Fronting Bank pursuant to this Agreement, any other Credit Document or any Related Document shall be promptly delivered by the receiving party to the Administrative Agent, for distribution to the Banks, and any notices, reports or other documents received by the Administrative Agent pursuant to this Agreement shall be promptly delivered to the Fronting Bank and the Banks. The Fronting Bank hereby agrees not to amend or waive any provision or consent to the amendment or waiver of any Related Document without the consent of the Required Banks (or, to the extent required pursuant to Section 9.01, all of the Banks).

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Amendments, Etc.  No amendment or waiver of any provision of any Credit Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, the Company, the Guarantors and the Required Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver and no such amendment, supplement or modification shall (a) extend the Stated Expiration Date or the maturity of any Tender Advance or unreimbursed drawing, or reduce the rate or extend the time of payment of interest in respect thereof, or reduce any fee payable to any Bank hereunder or extend the time for the payment thereof or change the amount of any Bank’s Commitment, in each case without the written consent of all the Banks, (b) amend, modify or waive any provision of this Section 9.01 or reduce the percentage specified in the definition of Required Banks, or consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, in each case without the written consent of all the Banks, (c) amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent and Fronting Bank, (d) waive, modify or eliminate any of the conditions precedent specified in Article III, in each case without the written consent of all the Banks, (e) forgive principal, interest, fees or other amounts payable hereunder, in each case without the written consent of all the Banks, (f) release any Guarantor from its obligations under the Guaranty Agreement to which it is a party without the written consent of all the Banks, or (g) waive any requirement for the release of collateral, in each case without the written consent of all the Banks.

SECTION 9.02.  Notices, Etc.  All notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including telegraphic communication) and mailed, telecopied, telegraphed or delivered as follows:

The Company or the Guarantors:

FirstEnergy Corp.
FirstEnergy Nuclear Generation Corp.
76 South Main Street
Akron, Ohio 44308
Attention: Treasurer
Telecopy No.: (330) 384-3772

The Administrative Agent or the Fronting Bank:

Barclays Bank PLC
200 Park Avenue, 4th Floor
New York, New York 10166
Attention: David E. Barton
Telecopy No.: (212) 412-7511

with a copy to:

Barclays Bank PLC
c/o Barclays Capital Services, LLC
200 Cedar Knolls Road
Whippany, NJ 07981
Attention: Dawn Townsend
Telecopy No.: (973) 576-3017

and if to any Bank, at its address or telecopy number set forth on Schedule 1 hereto; or, as to each party or at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, be effective three days after being deposited in the mails or when sent by telecopy or telex or delivered to the telegraph company, respectively, addressed as aforesaid.

SECTION 9.03.  No Waiver; Remedies.  No failure on the part of the Administrative Agent, the Fronting Bank or any Bank to exercise, and no delay in exercising, any right hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04.  Set-off.  (a) Upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of any Credit Party against any and all of the obligations of the Credit Parties now or hereafter existing under any Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although such obligations may be contingent or unmatured.

(b)   If any Bank (a “benefited Bank”) shall at any time receive any payment of all or part of the demand loans or other obligations of any Credit Party to it under any Credit Document (such Bank’s “Credit Party Obligations”), or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 6.01(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Bank, if any, in respect of such other Bank’s Credit Party Obligations, or interest thereon, such benefited Bank shall purchase for cash from the other Banks such portion of each such other Bank’s Credit Party Obligations, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Bank so purchasing a portion of another Bank’s Credit Party Obligations may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

(c)   Each Bank agrees promptly to notify the Credit Parties after any such set-off and application referred to in subsection (a) above; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 9.04 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which each Bank may have.

SECTION 9.05.  Indemnification.  The Company hereby indemnifies and holds the Fronting Bank, the Administrative Agent and each Bank harmless from and against any and all claims, damages, losses, liabilities, costs and expenses which such party may incur or which may be claimed against such party by any Person:

(a)   by reason of any inaccuracy or alleged inaccuracy in any material respect, or any untrue statement or alleged untrue statement of any material fact, contained in the Official Statement or any amendment or supplement thereto, except to the extent contained in or arising from information in the Official Statement (or any amendment or supplement thereto) supplied in writing by and describing the Fronting Bank; or by reason of the omission or alleged omission to state therein a material fact necessary to make such statements, in the light of the circumstances under which they were made, not misleading; or

(b)   by reason of or in connection with the execution, delivery or performance of this Agreement, the other Credit Documents or the Related Documents, or any transaction contemplated by this Agreement, the other Credit Documents or the Related Documents, other than as specified in subsection (c) below; or

(c)   by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payment under, the Letter of Credit; provided, however, that the Company shall not be required to indemnify any such party pursuant to this Section 9.05(c) for any claims, damages, losses, liabilities, costs or expenses to the extent caused by (i) the Fronting Bank’s willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit comply with terms of the Letter of Credit or (ii) the Fronting Bank’s willful or grossly negligent failure to make lawful payment under the Letter of Credit after the presentation to it by the Trustee or the Tender Agent under the Indenture of a certificate strictly complying with the terms and conditions of the Letter of Credit.

Nothing in this Section 9.05 is intended to limit the Company’s obligations contained in Article II. Without prejudice to the survival of any other obligation of the Credit Parties hereunder or under any other Credit Document, the indemnities and obligations of the Credit Parties contained in this Section 9.05 and under the Guaranty Agreements shall survive the payment in full of amounts payable pursuant to Article II and the termination of the Letter of Credit.

SECTION 9.06.  Liability of the Banks.  Each Credit Party assumes all risks of the acts or omissions of the Trustee, the Tender Agent, the Paying Agent and any other beneficiary or transferee of the Letter of Credit with respect to its use of the Letter of Credit. None of the Fronting Bank, the Administrative Agent, the Banks nor any of their respective officers or directors shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or any acts or omissions of the Trustee, the Tender Agent, the Paying Agent and any other beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Fronting Bank against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except that the Company shall have a claim against the Fronting Bank and the Fronting Bank shall be liable to the Company, to the extent of any direct, as opposed to consequential, damages suffered by the Company which the Company proves were caused by (i) the Fronting Bank’s willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit are genuine or comply with the terms of the Letter of Credit or (ii) the Fronting Bank’s willful or grossly negligent failure, as determined by a court of competent jurisdiction, to make lawful payment under the Letter of Credit after the presentation to it by the Trustee or the Paying Agent under the Indenture of a certificate strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Fronting Bank may accept original or facsimile (including telecopy) certificates presented under the Letter of Credit that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 9.07.  Costs, Expenses and Taxes.  The Company agrees to pay on demand all costs and expenses in connection with the preparation, issuance, delivery, filing, recording, and administration of this Agreement, the Letter of Credit, the other Credit Documents and any other documents which may be delivered in connection with the Credit Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and the Fronting Bank incurred in connection with the preparation and negotiation of this Agreement, the Letter of Credit, the other Credit Documents and any document delivered in connection therewith and all costs and expenses incurred by the Administrative Agent (and, in the case of clause (iii) or (iv) below, any Bank) (including reasonable fees and out-of-pocket expenses of counsel) in connection with (i) the transfer, drawing upon, change in terms, maintenance, renewal or cancellation of the Letter of Credit, (ii) any and all amounts which the Administrative Agent or any Bank has paid relative to the Administrative Agent’s or such Bank’s curing of any Event of Default resulting from the acts or omissions of any Credit Party under this Agreement, any other Credit Document or any Related Document, (iii) the enforcement of, or protection of rights under, this Agreement, any other Credit Document or any Related Document (whether through negotiations, legal proceedings or otherwise), (iv) any action or proceeding relating to a court order, injunction, or other process or decree restraining or seeking to restrain the Fronting Bank from paying any amount under the Letter of Credit or (v) any waivers or consents or amendments to or in respect of this Agreement, the Letter of Credit or any other Credit Document requested by any Credit Party. In addition, the Company shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Letter of Credit, any other Credit Documents or any of such other documents (“Other Taxes”), and agrees to save the Fronting Bank, the Administrative Agent and the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such Other Taxes.

SECTION 9.08.  Binding Effect.  This Agreement shall become effective when it shall have been executed and delivered by the Company and the Fronting Bank, the Administrative Agent and the Banks and thereafter shall (a) be binding upon the Company and its respective successors and assigns, and (b) inure to the benefit of and be enforceable by the Banks and each of their respective successors, transferees and assigns; provided that, the Company may not assign all or any part of its rights or obligations under any Credit Document without the prior written consent of the Banks.

SECTION 9.09.  Assignments and Participation.  (a)  Each Bank may assign to one or more banks, financial institutions or other entities all or a portion of its rights and obligations under this Agreement, the other Credit Documents and the Related Documents (including, without limitation, all or a portion of its Commitment and the Tender Advances and demand loans owing to it); provided, however, that (i) the Company (unless an Event of Default shall have occurred and be continuing) and the Fronting Bank shall have consented to such assignment (which consent, in the case of the Company, shall not be unreasonably withheld or delayed and, in the case of the Fronting Bank, shall be in its sole and absolute discretion) by signing the Assignment and Acceptance referred to in clause (iii) below, (ii) each such assignment shall be in a minimum amount of $5,000,000 and be of a constant, and not a varying, percentage of all of the assigning Bank’s rights and obligations under this Agreement, the other Credit Documents and the Related Documents and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined in Section 9.09(c)), an Assignment and Acceptance, together with a processing and recordation fee of $3,500, payable by the assigning Bank or the assignee, as agreed upon by such parties. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto). Notwithstanding anything to the contrary contained in this Agreement, any Bank may at any time assign all or any portion of the demand loans owing to it to any affiliate of such Bank. No such assignment referred to in the preceding sentence, other than to an affiliate of such Bank consented to by the Company (such consent not to be unreasonably withheld or delayed), shall release the assigning Bank from its obligations hereunder. Nothing contained in this Section 9.09 shall be construed to relieve the Fronting Bank of any of its obligations under the Letter of Credit.

(b)   By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, any other Credit Document or any Related Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any Related Document or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party of any of its obligations under this Agreement, any other Credit Document or any Related Document or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of each Credit Document, together with copies of the financial statements referred to in Section 6(g) of the Guaranty Agreements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Bank.

(c)   The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the demand loans and unreimbursed drawings owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Credit Parties, the Administrative Agent, the Fronting Bank and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of the Credit Documents. The Register shall be available for inspection by the Credit Parties or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(d)   Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, and has been signed by the Company (if the Company’s consent is required), (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice of such recordation to the Credit Parties.

(e)   Each Bank may sell participations to one or more banks, financial institutions or other entities in all or a portion of its rights and obligations under this Agreement, the other Credit Documents and the Related Documents (including, without limitation, all or a portion of its Commitment and the demand loans owing to it); provided, however, that (i) such Bank’s obligations under this Agreement (including, without limitation, its Commitment to the Company hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Credit Parties, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Credit Parties hereunder or under any other Credit Document including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Credit Documents; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of any Credit Document which would (a) waive, modify or eliminate any of the conditions precedent specified in Article III, (b) increase or extend the Commitments of the Banks or subject the Banks to any additional obligations, (c) forgive principal, interest, fees or other amounts payable hereunder or under any other Credit Document or reduce the rate at which interest or any fee is calculated, (d) postpone any date fixed for any payment of principal, interest, fees or other amounts payable hereunder or under any other Credit Document, (e) change the percentage of the Commitments or the number of Banks which shall be required for the Banks or any of them to take any action hereunder or under any other Credit Document, (f) or waive any requirement for the release of collateral or (g) amend this Section 9.09(e).

(f)   Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.09, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Credit Party furnished to such Bank by or on behalf of any Credit Party; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to any Credit Party received by it from such Bank.

(g)   Anything in this Section 9.09 to the contrary notwithstanding, any Bank may assign and pledge all or any portion of its Commitment and the demand loans owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations hereunder.

(h)   If any Bank (or any bank, financial institution, or other entity to which such Bank has sold a participation) shall make any demand for payment under Section 2.07 or 2.08, then within 30 days after any such demand, the Company may, with the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and provided that no Event of Default or Default shall then have occurred and be continuing, demand that such Bank assign in accordance with this Section 9.09 to one or more assignees designated by the Company all (but not less than all) of such Bank’s Commitment and the demand loans and Tender Advances owing to it within the period ending on such 30th day. If any such assignee designated by the Company shall fail to consummate such assignment on terms acceptable to such Bank, or if the Company shall fail to designate any such assignees for all or part of such Bank’s Commitment, demand loans or Tender Advances, then such demand by the Company shall become ineffective; it being understood for purposes of this subsection (h) that such assignment shall be conclusively deemed to be on terms acceptable to such Bank, and such Bank shall be compelled to consummate such assignment to an assignee designated by the Company, if such assignee (i) shall agree to such assignment by entering into an Assignment and Acceptance in substantially the form of Exhibit B hereto with such Bank and (ii) shall offer compensation to such Bank in an amount equal to all amounts then owing by the Credit Parties to such Bank hereunder, whether for principal, interest, fees, costs or expenses (other than the demanded payment referred to above and payable by the Credit Parties as a condition to the Company’s right to demand such assignment), or otherwise.

SECTION 9.10.  Severability.  , unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

SECTION 9.11.  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.12.  Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

SECTION 9.13.  Submission To Jurisdiction; Waivers.  The Company hereby irrevocably and unconditionally:

(a)   submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Related Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Guarantors at their address set forth in Section 9.02 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

This Section 9.13 shall not be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties hereto.

SECTION 9.14.  Acknowledgments.  The Company hereby acknowledges:

(a)   it has been advised by counsel in the negotiation, execution and delivery of this Agreement, the other Credit Documents and other Related Documents;

(b)   no Bank has a fiduciary relationship to any Credit Party, and the relationship between any Bank, on the one hand, and any Credit Party on the other hand, is solely that of debtor and creditor; and

(c)   no joint venture exists between any Credit Party and any Bank.

SECTION 9.15. WAIVERS OF JURY TRIAL. THE COMPANY, THE ADMINISTRATIVE AGENT, THE FRONTING BANK AND EACH BANK HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. THIS SECTION 9.15 SHALL NOT BE CONSTRUED TO CONFER A BENEFIT UPON, OR GRANT A RIGHT OR PRIVILEGE TO, ANY PERSON OTHER THAN THE PARTIES HERETO.

SECTION 9.16.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 9.17.  “Reimbursement Agreement” for Purposes of Indenture.  This Agreement shall be deemed to be a “Reimbursement Agreement” for the purpose of the Indenture.

SECTION 9.18. USA PATRIOT Act. Each Bank hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Bank to identify such Credit Party in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

FIRSTENERGY NUCLEAR GENERATION CORP.

By:	Name:
Title:

BARCLAYS BANK PLC.
acting through its New York Branch, as Administrative Agent and Fronting Bank
By:
Name:
Title:

Signature Page to Letter of Credit and Reimbursement Agreement
State of Ohio
Pollution Control Revenue Refunding Bonds
Series 2005-A (FirstEnergy Nuclear Generation Corp. Project)

The Banks: BARCLAYS BANK PLC.
acting through its New York Branch
By:
Name:
Title:

Signature Page to Letter of Credit and Reimbursement Agreement
State of Ohio
Pollution Control Revenue Refunding Bonds
Series 2005-A (FirstEnergy Nuclear Generation Corp. Project)

ANNEX 1

PRICING GRID

The “Applicable LC Fee Rate”, “Applicable Margin for Alternate Base Rate” or “Applicable Commitment Rate” for any day, as the case may be, is the percentage set forth below in the applicable row under the column corresponding to the Status that exists on such day:

Status	Level 1 Status Reference Ratings at least A- by S&P or A3 by Moody’s	Level 2 Status Reference Ratings lower than Level 1 but at least BBB+ by S&P or Baa1 by Moody’s	Level 3 Status Reference Ratings of lower than Level 2 but at least BBB by S&P or Baa2 by Moody’s	Level 4 Status Reference Ratings lower than Level 3 but at least BBB- by S&P and Baa3 by Moody’s	Level 5 Status Reference Ratings lower than Level 3 but at least BBB- by S&P or Baa3 by Moody’s	Level 6 Status Reference Ratings lower than Level 4 but at least BB+ by S&P or Ba1 by Moody’s	Level 7 Status Reference Ratings lower than BB+ by S&P and Ba1 by Moody’s or if no Reference Rating exists
Applicable LC Fee Rate (basis points)	35.0	40.0	50.0	65.0	70.0	87.5	112.5
Applicable Margin for Alternate Base Rate (basis points)	50.0	50.0	50.0	50.0	50.0	50.0	50.0
Applicable Commitment Rate	8.0	10.0	12.5	15.0	17.5	20.0	30.0

For purposes of this Pricing Grid, the following terms have the following meanings (as modified by the provisos below):

“Index Debt” means the senior unsecured long-term debt securities of FirstEnergy, without third-party credit enhancement provided by any Person; provided that (i) at any time the Company’s senior unsecured long-term debt securities shall have an assigned rating of BBB- or better by S&P and Baa3 or better by Moody’s, “Index Debt” shall mean such senior unsecured long-term debt securities of the Company and (ii) if clause (i) of this paragraph shall not be applicable, at any time FES’ senior unsecured long-term debt securities shall have an assigned rating of BBB- or better by S&P and Baa3 or better by Moody’s and FES’ “Applicable Percentage” under (and as defined in) the FES Guaranty Agreement shall be 100%, “Index Debt” shall mean such senior unsecured long-term debt securities of FES.

“Reference Ratings” means the ratings assigned by S&P and Moody’s to the Index Debt; provided that if there is no such rating, “Reference Ratings” shall mean the ratings that are one Level below the rating assigned by S&P and Moody’s to (i) at any time the Company’s senior secured debt shall have an assigned rating of BBB or better by S&P and Baa2 or better by Moody’s, such senior secured debt of the Company, (ii) if clause (i) of this paragraph shall not be applicable, at any time FES’ senior secured debt shall have an assigned rating of BBB or better by S&P and Baa2 or better by Moody’s and FES’ “Applicable Percentage” under (and as defined in) the FES Guaranty Agreement shall be 100%, such senior secured debt of FES, or (iii) at any other time, the senior secured debt of FirstEnergy.

For purposes of the foregoing, if (i) there is a difference of one level in Reference Ratings of S&P and Moody’s and the higher of such Reference Ratings falls in Level 1 Status, Level 2 Status, Level 3 Status, Level 5 Status or Level 6 Status, then the higher Reference Rating will be used to determine the applicable Status or (ii) there is a difference of more than one level in Reference Ratings of S&P and Moody’s, the level that is one level above the lower of such Reference Ratings will be used to determine the applicable Status, unless the lower of such Reference Ratings falls in Level 5 Status or Level 7 Status, in which case the lower of such Reference Ratings will be used to determine the applicable Status. If there exists only one Reference Rating, such Reference Rating shall be used to determine the applicable Status.

“Status” refers to the determination of which of Level 1 Status, Level 2 Status, Level 3 Status, Level 4 Status, Level 5 Status, Level 6 Status or Level 7 Status exists at any date.

The credit ratings to be utilized for purposes of this Pricing Grid are (subject to the proviso in the first sentence of the definition of “Reference Ratings” above) those assigned to the Index Debt, and any rating assigned to any other debt security of FirstEnergy shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date, provided, that the applicable Status shall change as and when the applicable Index Debt (or other debt security to the extent applicable pursuant to the proviso in the first sentence of the definition of “Reference Ratings” above) ratings change.

Signature Page to Letter of Credit and Reimbursement Agreement
State of Ohio
Pollution Control Revenue Refunding Bonds
Series 2005-A (FirstEnergy Nuclear Generation Corp. Project)